  As filed with the Securities and Exchange Commission on September _____, 2000
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      -------------------------------------

                                  PRE-EFFECTIVE
                          AMENDMENT NO. 1 ON FORM SB-2
                                   TO FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          ----------------------------

                                 TIMELINE, INC.
                  Name of Small Business Issuer in Its Charter

      STATE OF WASHINGTON                     7372                          95-1590734
    State or Jurisdiction of       Primary Standard Industrial    I.R.S. Employer Identification
 Incorporation or Organization     Classification Code Number                 Number

        3055 - 112TH AVENUE N.E., SUITE 106         CHARLES R. OSENBAUGH, CHIEF EXECUTIVE OFFICER
            BELLEVUE, WASHINGTON 98004                              TIMELINE, INC.
                  (425) 822-3140                         3055 - 112TH AVENUE N.E., SUITE 106
                                                              BELLEVUE, WASHINGTON 98004
     Address and Telephone Number of Principal                      (425) 822-3140
                 Executive Offices                      Name, Address and Telephone Number of
                                                  Principal Place of Business and Agent for Service

          Copies of all communications to the foregoing to be sent to:
                               TIMOTHY M. WOODLAND
                          CAIRNCROSS & HEMPELMANN, P.S.
                          701 FIFTH AVENUE, SUITE 7000
                         SEATTLE, WASHINGTON 98104-7014
                                 (206) 587-0700

            Approximate date of proposed sale to the public: AS SOON
       AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:..... [XX]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:.................................................................. [ ]

If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ............................. [ ]

If this Form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:.............................. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule
434, check the following box:.............................................. [ ]

                                  CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------
                                            Proposed Maximum   Proposed Maximum
 Title of Securities to    Amount to be      Offering Price        Aggregate          Amount of
      be Registered         Registered         Per Unit(1)     Offering Price(1)  Registration Fee
---------------------------------------------------------------------------------------------------
 COMMON STOCK, $.01 PAR
    VALUE PER SHARE       300,000 SHARES           (2)                (2)                (2)
---------------------------------------------------------------------------------------------------
 COMMON STOCK, $.01 PAR
    VALUE PER SHARE       303,814 SHARES         $2.6563           $807,021             $213
---------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee, based on the average of the ask and bid prices of the common stock on the OTC Bulletin Board on September 7, 2000, pursuant to Rule 457(c).

(2) The registration fee for these shares was previously paid in connection with the original filing on Form S-3 on June 30, 2000.

THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                 TIMELINE, INC.
                              CROSS REFERENCE SHEET
             SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED
                        BY ITEMS IN PART I OF FORM SB-2

                  Item in Form SB-2                        Location or Caption in Prospectus
                  -----------------                        ---------------------------------
   1. Front of Registration Statement and
      Outside Front Cover of Prospectus......... Front of Registration Statement; Outside Front Cover
                                                 of Prospectus

   2. Inside Front and Outside Back Cover Pages
      of Prospectus............................. Inside Front Cover and Outside Back Cover Pages of
                                                 Prospectus

   3. Summary Information and Risk Factors...... Prospectus Summary; Risk Factors

   4. Use of Proceeds........................... Use of Proceeds

   5. Determination of Offering Price........... Not Applicable

   6. Dilution.................................. Not Applicable

   7. Selling Security Holders.................. Selling Shareholders

   8. Plan of Distribution...................... Plan of Distribution

   9. Legal Proceedings......................... Business

  10. Directors, Executive Officers, Promoters
      and Control Persons....................... Management; Principal Shareholders

  11. Security Ownership of Certain Beneficial
      Owners and Management..................... Management; Principal Shareholders

  12. Description of Securities................. Description of Securities

  13. Interest of Named Experts and Counsel..... Legal Matters; Experts

  14. Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities............................... Description of Securities

  15. Organization Within Last Five Years....... Not Applicable

  16. Description of Business................... Prospectus Summary; Risk Factors; Management's
                                                 Discussion and Analysis of Financial Condition and
                                                 Results of Operations; Business

  17. Management's Discussion and Analysis of
      Plan of Operation......................... Management's Discussion and Analysis of Financial
                                                 Condition and Results of Operations

  18. Description of Property................... Business

  19. Certain Relationships and Related
      Transactions.............................. Certain Transactions

  20. Market for Common Equity and Related
      Stockholder Matters....................... Market for Common Equity and Related
                                                 Stockholder Matters

  21. Executive Compensation.................... Management

  22. Financial Statements...................... Financial Statements

  23. Changes In and Disagreements With
      Accountants and Financial Disclosure...... Not Applicable

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                              SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED SEPTEMBER ___, 2000

PROSPECTUS

                                 603,814 SHARES

                                 TIMELINE, INC.

                                  COMMON STOCK

        This prospectus relates to 603,814 shares of our common stock that are being offered for sale by shareholders of the Company. The share ownership of the selling shareholders is described in greater detail below in the section entitled "Selling Shareholders." The shares are being registered to permit the selling shareholders to sell the shares from time to time in the public market. We cannot assure you that the selling shareholders will sell all or any portion of the common stock offered hereby.

        The selling shareholders may from time to time sell the shares on the OTC Bulletin Board or on any other national securities exchange or automated quotation system on which the common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The shares may be sold directly by or through brokers or dealers.

        The Company will receive no part of the proceeds of any sales of shares made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the selling shareholders will be borne by the selling shareholders.

        The selling shareholders and any broker-dealers participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.

        The shares have not been registered for sale by the selling shareholders under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in the shares should confirm the registration thereof under the securities laws of the States in which transactions occur or the existence of any exemption from registration.

        Our common stock is traded on the OTC Bulletin Board under the symbol "TMLN." On September 6, 2000, the last sale price of the common stock as reported on the OTC Bulletin Board was $2.562 per share.

                               -------------------

 SEE "RISK FACTORS" ON PAGE 4 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED
                            BY PROSPECTIVE INVESTORS

                               -------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

               The date of this prospectus is September ___, 2000

                              AVAILABLE INFORMATION

        We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Securities Act with respect to the shares of common stock offered hereby (together with the exhibits and schedules thereto, the "Registration Statement"). This prospectus, filed as a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common stock offered hereby, reference is made to the Registration Statement. Statements made in this prospectus as to the contents of any contract or document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement and each such statement is qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission at Room 1024, Judiciary Plaza Building, 450 Fifth Street, N.W., Washington D.C. 20549, and the regional offices of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza Building, 450 Fifth Street, N.W. Washington D.C. 20549. The Commission maintains a Web site that contains registration statements, reports, proxy statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's Web site is www.sec.gov.

        Following the effective date of the Registration Statement, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). So long as we are subject to the informational reporting requirements of the Exchange Act, the Company will provide its shareholders with annual reports containing audited financial statements.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements discuss our business, prospects, current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms such as "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates" and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements. To assist readers in identifying forward-looking statements, we have attempted to mark sentences containing such statements with a single asterisk (*) and paragraphs containing only forward-looking statements with double asterisks (**). However, we cannot assure you that all forward-looking statements have been identified.

        Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in the "Our Company" and "Risk Factors" sections of this prospectus and in other parts of this prospectus. You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, in the materials referred to in this prospectus, in the materials incorporated by reference into this prospectus, or in our press releases.

        No forward-looking statement is a guarantee of future performance, and you should not place undue reliance on any forward-looking statement. We are not obligated to revise any forward-looking statements in order to reflect events or circumstances that may happen in the future. Please carefully review and consider the various disclosures we are making in this report and in our other reports to be filed with the Securities and Exchange Commission that attempt to advise you of the risks and factors that may affect our business.

                               PROSPECTUS SUMMARY

        We develop, market and support company-wide financial reporting, budgeting and management software. Our software products enable customers to automatically access and distribute business and accounting information in a secure environment and with full accounting controls. Although we have products that permit the processing of transactions, our marketing and development strategy is focused on products that report accounting data in meaningful and flexible formats.

        We believe that our proprietary technology allows customers to avoid time-consuming, error-prone and expensive data entry.* Our products allow customers to avoid data entry by facilitating an efficient exchange of information between the desktop computer and the underlying hardware platform and accounting system. Our products also work with both new and old accounting systems. Many customers are changing their accounting systems from larger mainframe- and minicomputer-based systems to newer "client/server" systems that store information on a server that in turn makes the information available to a desktop computer (the "client"). Our products facilitate an efficient exchange of information between the client and server.

        Our Timeline(R) Analyst and Timeline(R) Server product lines are designed to gather data from multiple operating systems and hardware platforms, old and new, for translation into a Microsoft client/server environment. Our products enable our customers to:

        -  perform financial reporting and management functions;

        -  connect to multiple types of operating systems;

        -  efficiently distribute data to desktop computers;

        -  perform consolidations and allocations; and

        -  perform budgeting functions.

        We have been granted three patents by the U.S. Patent and Trademark Office on our technology and have a total of 70 issued claims. We believe additional International patents will be granted during fiscal 2001.*

        Shareholders of the Company are offering a total of 603,814 shares of common stock in connection with this prospectus. Of this total, 300,000 shares of common stock are being offered for the account of Infinium Software, Inc. These shares were issued to Infinium in February 2000, upon exercise by Infinium of stock purchase warrants to purchase 300,000 shares of common stock. In March 1998, in connection with a software development agreement between Timeline and Infinium, Infinium purchased, at a purchase price of $100,000, non-tradable warrants to acquire up to 300,000 shares of common stock at an exercise price of $1.00 per share.

        The remaining 303,814 shares were issued to certain shareholders of Analyst Financials Limited, the European distributor of our products. Effective June 30, 2000, we acquired all of the outstanding equity of Analyst Financials Limited. Upon completion of the transaction, Analyst Financials became a wholly-owned subsidiary responsible for our operations throughout Europe, the Middle East and Africa.


                                  RISK FACTORS

        In addition to other information in this prospectus or incorporated in this prospectus by reference, you should consider carefully the following factors in evaluating Timeline and our business:

        OUR ABILITY TO OPERATE PROFITABLY IS UNCERTAIN.

        Our historical operations have not been consistently profitable. We have an accumulated deficit of $6,180,166 at June 30, 2000. Our license revenues have fluctuated substantially from quarter to quarter in the past and are likely to continue to fluctuate substantially in the future. To become consistently profitable, we must:

        - increase the licensing and maintenance revenues of our existing client/server products;

        -  increase the licensing of patented technology to third parties;

        -  develop new products; and

        -  control our expenses.

        We cannot assure you that we will meet these objectives or achieve sustained profitability. Although we believe that current cash balances and anticipated operating results are sufficient to fund our operations in fiscal 2001, we can give no assurances that sufficient sales will be generated or that sufficient financing will be obtained to enable us to obtain or sustain profitability.* This could have a detrimental effect on the market price of our stock.

        OUR PROFITABILITY DEPENDS ON THE SUCCESS OF OUR PRODUCTS.

        Our future profitability will depend upon the successful development, marketing and licensing of our existing product line and other new products.* We cannot give you any assurances that:

        -  our products will achieve or sustain revenue growth;

        - enhancements to our products and other applications can be successfully developed;

        -  demand for our products will continue to grow or be sustained; or

        -  our products will successfully compete with the products of others.

To the extent demand for our products does not develop due to competition, poor product performance, negative assessments by our customers of our financial resources and expertise, technological change or other factors, our operations may be materially and adversely affected.

        WE RELY ON LICENSING AND DISTRIBUTION RELATIONSHIPS.

        We rely on agreements with third-party licensees and distributors for sales and licensing of our products. Our agreements with licensees and distributors are generally not exclusive, may be terminated by either party without cause, and generally do not impose minimum licensing or purchase requirements. The effectiveness of third-party licensing and distribution agreements depends in part on:

        - market acceptance and distribution channels of our third-party licensee's and distributor's products and services;

        -  our ability to integrate our products with those of the third party;
           and

        - the continued viability and financial stability of such third parties, which, in turn, depends on the overall economic health of the software industry.

        We cannot assure you that these licensees and distributors will perform their contractual obligations as expected or that we will derive any additional revenue licensing and distribution arrangements. Also, we can give no assurances that we will successfully develop new relationships or maintain existing relationships with third-party licensees and distributors. Finally we cannot assure you that such licensees and distributors will be able to market our products effectively, or that any existing licensee or distributor will continue to represent our products. A failure of any of these events to occur could materially adversely affect our results of operations.

        In addition, Analyst Financials relies in part on its direct sales force for some of its sales and licensing efforts, especially in the greater London area. We expect to continue this direct sales effort through Analyst Financials.* Over the last several years, we have moved away from the direct sales model in the U.S. and have relied more on licensing through our third-party distribution channels. There are no assurances that we will be able to profitably or successfully maintain the direct sales model through Analyst Financials.

        WE MAY NOT BE SUCCESSFUL IN INTEGRATING OUR BUSINESS OPERATIONS WITH ANALYST FINANCIALS, AND WE MAY FACE ADDITIONAL RISKS FOLLOWING THE ACQUISITION.

        Effective June 30, 2000, we acquired Analyst Financials Limited, the European distributor for our products. Integrating our operations with those of Analyst Financials after the acquisition may be difficult and time consuming. The integration of our combined operations may temporarily distract management from the day-to-day business of the combined company, and we may fail to manage this integration effectively or to achieve any of the anticipated benefits that both companies hope will result from the acquisition. A failure to effectively integrate Analyst Financials could materially and adversely affect our business.

        The acquisition of Analyst Financials is subject to the risks commonly encountered in such transactions, including, among others:

        - difficulties associated with assimilating the personnel and operations of the acquired business;

        - the risk that we will not achieve expected financial results or strategic goals for the acquired business;

        -  the potential disruption of its ongoing business;

        -  the diversion of significant management and other resources; and

        - the need to impose and maintain uniform standards, controls, procedures and policies.

        The acquisition of Analyst Financials is also subject to risks related to international operations, including, among others:

        -  unexpected changes in regulatory requirements;

        -  difficulties in staffing and managing foreign operations;

        - differing employment laws and practices, and cultural barriers in foreign countries;

        - longer payment cycles and seasonal reductions in business activity during the summer months in Europe and some other parts of the world;

        -  currency exchange fluctuations; and

        -  potentially adverse tax consequences.

Any of these factors could adversely affect the success of our operations, our financial condition and results of operations.

        WE ARE SUBJECT TO PENDING LEGAL PROCEEDINGS.

        From time to time we have been, and expect to continue to be, subject to legal proceedings and claims in the ordinary course of our business.* Such legal proceedings could expose us to liability and require the expenditure of significant financial and managerial resources, which could harm our business.

        In March 1999, we filed a lawsuit against Sagent Technologies, Inc., seeking monetary damages and injunctive relief. Our claims are based on the alleged unauthorized licensing by Sagent of certain products that we believe infringe on our patent rights under U.S. Patent Nos. 5,802,511, 6,023,694 and 6,026,392. The litigation process is in the discovery phase, and the trial is set for January 2001. From time to time, we may pursue litigation against other third parties to enforce or protect our rights under these patents or our intellectual property rights generally.*

        In July 1999, Microsoft Corporation sued us and claimed that we violated a June 1999 patent license agreement between Microsoft and us. We believe that the claims made by Microsoft have no merit and intend to vigorously defend against this lawsuit. This litigation process is in the discovery phase, and the trial is set for October 2000.

        In July 2000, we filed a lawsuit against Oracle Corporation seeking monetary damages and injunctive relief. Our claims are based on Oracle's alleged development of products that use technology similar to our patented database technology. The litigation process is in the discovery phase.

        WE MAY NOT BE ABLE TO ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, AND OTHERS MAY CLAIM THAT WE ARE INFRINGING THEIR INTELLECTUAL PROPERTY RIGHTS.

        We rely on a combination of patents, copyright, trademark and trade secrecy laws, confidentiality procedures and contractual provisions to protect our intellectual property rights. We attempt to protect our software, documentation and other written materials under patent, trade secret and copyright laws, which afford only limited protection. We have received three U.S. patents and have filed for patent protection in certain foreign countries. Despite our efforts to protect our intellectual property rights:

        - laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies;

        - current federal laws that prohibit unauthorized copying and distribution of software provide only limited protection from software "pirates", and effective patent, trademark, copyright and trade secret protection may be unavailable or limited in foreign countries;

        - other companies may claim common law trademark rights based upon state or foreign laws that precede the federal registration of our trademarks; and

        - policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming, and we may be unable to determine the extent of this unauthorized use.

        Spending additional resources on research and development could adversely affect our financial condition and results of operation. We intend to protect our patent rights against infringement through negotiation and litigation, if necessary.* As described above, we are currently involved in a number of lawsuits, including claims against Sagent Technology, Inc. and Oracle Corporation for infringement of our patents and a suit against us by Microsoft Corporation for a claim of breach of contract. Such litigation is costly and we cannot assure you that we will be successful.

        We cannot assure you that our intellectual property protections will be adequate or that third parties will not independently develop substantially similar products, services and technology. Although we believe our products, services and technology do not infringe on any proprietary rights of others, as the number of software products available in the market increases and the functions of these products further overlap, we may become increasingly subject to infringement claims. These claims, with or without merit, could result in costly litigation or might require us to enter into royalty or licensing agreements, which may not be available on terms acceptable to us.**

        WE RELY ON LICENSE REVENUE FROM A LIMITED LINE OF PRODUCTS.

        While in the immediate future we expect revenue from licensing our patent rights, this is viewed as a temporary market situation.* Product-license revenues and related services from our Timeline Analyst and Timeline Server products accounted for a large percentage of our total revenues during fiscal 2000. We expect revenues from our Timeline Analyst and Timeline Server products to account for substantially all of our long-term future revenues.* As a result, factors adversely affecting the demand for our Timeline Analyst and Timeline Server products, such as competition, pricing or technological change, could materially adversely affect our business, financial condition and operating results. Our future financial performance will substantially depend on our ability to sell current versions of the Timeline Analyst and Timeline Server products and our ability to develop and sell enhanced versions of Timeline Analyst and Timeline Server products.

        WE RELY ON MICROSOFT PRODUCTS.

        We have developed all of our client/server products to function in the Microsoft Windows and/or Windows NT environments, including the recently introduced Windows 2000. We anticipate that our future products will also be designed for use in connection with Microsoft software products such as its Windows ME, expected to be introduced later this year.* In light of this product strategy, sales of our new products would be materially and adversely affected by market developments adverse to Microsoft Windows, Windows NT, Windows 2000, Windows ME or other future Microsoft software products. Our success in developing products for use with Microsoft software products depends on our ability to gain timely access to, and to develop expertise in, current and future Microsoft software products. We cannot assure you that we will be able to develop expertise in, and continue to develop products for, Microsoft software products. Moreover, the abandonment by Microsoft of, or any adverse change to, its current operating system product line, strategy or business operations would materially and adversely affect our business. We cannot predict the impact, if any, that the current anti-trust lawsuit against Microsoft will have on our business or products.

        OUR OPERATING RESULTS MAY VARY SIGNIFICANTLY.

        Our results of operations have historically varied substantially from period to period (quarterly or otherwise), and we expect they will continue to do so.* Fluctuations in our operating results have resulted, and may result in the future, from the following factors:

        - the size and timing of product or patent licensing agreements and customer orders for our products;

        - the timing of the introduction and customer acceptance of new products or product enhancements by us or our competitors;

        -  changes in pricing policies by us or our competitors; and

        -  changes in general economic conditions.

Over the past several years, we have made great efforts to reduce our operating and other expenses, including significant reductions in our sales and marketing staff and research and development activities. We cannot assure you that these expense reductions will have the desired result of enabling us to achieve profitability or that they will not have adverse effects on us. In addition, we are currently more reliant on licensing and distribution arrangements and less on direct sales, and accordingly we expect that timing of revenues will fluctuate from quarter to quarter.* If we increase our direct sales and marketing efforts or undertake research and development not funded by third parties, our operating expenses would increase and may have an adverse impact on our results of operations. Any of these fluctuations may cause significant variations in periodic results of operations. We do not take any actions specifically designed to limit fluctuations in our periodic results of operations. Because a significant portion of our expenses, particularly personnel costs and rent, are relatively fixed in advance of any particular quarter, shortfalls in revenue caused by a fluctuation of licensing and distribution revenue may cause significant variation in operating results in any particular quarter.

        OUR ABILITY TO MANAGE GROWTH SUCCESSFULLY IS UNCERTAIN.

        Our acquisition of Analyst Financials will place significant demands on our management and other resources. To manage growth effectively, we must continue to improve our operational, financial and other management processes and systems. Our success also depends largely on management's ability to maintain high levels of employee utilization, project and instructional quality and competitive pricing for our services. We cannot assure you that we will be successful in managing our growth.

        WE MAY NEED ADDITIONAL FINANCING.

        Our net working capital (excluding deferred revenue) at June 30, 2000 was approximately $3,316,000. Our capital needs in the future will depend upon factors such as:

        - market acceptance of our products and any other new products we develop;

        - the success of our third-party software licensing and distribution arrangements;

        -  our ability to license our patents; and

        - our ability to develop and maintain sustained maintenance and support revenue.

None of these factors can be predicted with certainty.

        We may need substantial additional financing in the future for which we have no commitments or arrangement. We cannot assure you that any additional financing, if required, will be available on terms acceptable to us. If we raise additional funds by selling stock, the percentage ownership of our then current stockholders will be reduced.* Our inability to obtain required financing could have a material adverse effect on our results of operations and could cause us to significantly reduce or suspend our operations, seek a merger partner, sell certain of our assets, sell additional securities on terms which are highly dilutive to existing investors, or obtain funds through arrangements that are unfavorable to us.

        OUR INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE.

        To remain competitive, we must develop new software products while enhancing and improving our existing software programs. The development of software products is characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our existing proprietary technology and systems obsolete. Our success will depend on our ability to maintain compatibility with existing and future Microsoft Windows, Windows NT, Windows 2000 and other operating environments, database systems and development tools.* There will be a material adverse effect on our results of operations if we fail to anticipate or respond promptly and adequately to changes in technology and customer preferences, or if there are any significant delays in our product development or introductions.* We cannot assure you that we will be successful in developing new products or enhancing our existing products on a timely basis, or that such new products or product enhancements will achieve market acceptance.

        WE MAY BE SUBJECT TO LIABILITIES ASSOCIATED WITH NEW PRODUCTS.

        Software products frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Although we intend to subject our new software products and new versions and enhancements to vigorous testing prior to their release, our products may contain errors or defects.* These errors or defects may result in unexpected re-programming costs, shipping costs and other expenses. Although our license agreements with our customers contain provisions designed to limit our exposure to potential product liability claims, any errors or defects could also result in liability claims against us by the consumers of our products. Also, Microsoft, our competitors, or we may announce new products, capabilities or technologies which have the potential to replace or shorten life cycles of our existing products and which may cause customers to defer purchasing our existing products. Delays or difficulties associated with new product introductions or product enhancements could have a material adverse effect on our results of operations. Any of the foregoing events could have a negative impact on our business or financial condition.

        WE FACE INTENSE COMPETITION IN OUR BUSINESSES.

        The business information software market is highly competitive. We believe that our primary competition is software vendors such as Hyperion Solutions, Inc., Comshare, Inc., FRX Software Corporation, Cognos Corporation, and various budgeting vendors such as Adaytum, Inc. and Pillar by Hyperion.* Many of our competitors in the consulting arena have substantially greater financial, management, marketing and technical resources than we do. Because there are minimal barriers to entry into the software market, we believe that competition will continue to proliferate.* The market for our products is characterized by significant price competition, and we expect that our products will face increasing pricing pressures.*

        Many of our current and potential competitors have well-established relationships with our potential customers, have extensive knowledge of the markets serviced by our customers, and more extensive development, sales and marketing resources. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than we are able to. Such competition could seriously harm our ability to sell products on favorable terms. We cannot assure you that we will be able to compete successfully against current and future competition, and the failure to do so would negatively impact our business and financial condition.

        OUR SUCCESS DEPENDS ON OUR ABILITY TO RECRUIT AND RETAIN QUALIFIED INFORMATION TECHNOLOGY PROFESSIONALS AND SALES AND MARKETING PERSONNEL.

        Our future success depends in large part on our ability to attract, develop and retain highly skilled information technology professionals, particularly project managers, consultants, software engineers and programmers. Highly skilled information technology professionals are in high demand and are likely to remain a limited resource for the foreseeable future. In addition, one of the keys to the success of our acquisition of Analyst Financials will be our ability to retain Analyst Financials' executives and employees, and attract additional skilled employees. If we are unable to keep our current technical employees, we may be unable to adequately service current projects or bid for new projects. If we are unable to recruit additional technical employees, we may not be able to expand or grow our business. We compete for the services of information technology professionals with other consulting firms, software vendors and consumers of information technology services, many of which have greater financial resources than we have. We may not be successful in hiring and retaining a sufficient number of information technology professionals to staff our consulting projects. To attract qualified technical employees, we may need to substantially increase the compensation, bonuses, stock options or other benefits we offer to employees. These additional costs may negatively affect our business and operating results.

        THE FUTURE SUCCESS OF OUR BUSINESS IS HEAVILY DEPENDENT ON THE CONTINUED SERVICES OF CERTAIN KEY EMPLOYEES.

        Our future success depends to a significant extent on the skills, experience and efforts of our senior management. In particular, we depend on Charles Osenbaugh, our Chief Executive Officer and Chief Financial Officer. Mr. Osenbaugh is not subject to an employment agreement and we have not obtained key person life insurance or disability insurance policies on him. If Mr. Osenbaugh ends his employment with us, or becomes incapacitated and unable to perform his duties, then our business and financial condition could be seriously harmed.

        We also depend on the services of qualified and experienced information technology professionals, creative personnel, and sales and marketing personnel. We typically do not enter into employment agreements with these individuals. Any of these employees could leave their employment with us, and could offer their services to our competitors. Our business and financial condition could be negatively impacted if any of these events occur.

        THE MARKET FOR OUR SHARES IS LIMITED.

        Our common stock is currently listed for trading on the OTC Bulletin Board, and as a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our securities than if the securities were traded on the Nasdaq Stock Market or another national exchange. In addition, our common stock is also listed for trading on the Boston Stock Exchange. If we were to experience significant or prolonged losses or otherwise, it may be unable to maintain the standards for continued listing on the Boston Stock Exchange. As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations for, our securities.

        Our securities are subject to certain rules and regulations relating to "penny stock" (generally defined as any equity security that is not quoted on the Nasdaq Stock Market and that has a price less than $5.00 per share, subject to certain exemptions). Broker-dealers who sell penny stocks are subject to certain "sales practice requirements" for sales in certain nonexempt transactions (i.e., sales to persons other than established customers and institutional "accredited investors"), including requiring delivery of a risk disclosure document relating to the penny stock market and monthly statements disclosing recent price information for the penny stock held in the account, and certain other restrictions. For as long as our securities are subject to the rules on penny stocks, the market liquidity for such securities could be materially and adversely affected.

        OUR STOCK PRICE IS VOLATILE.

        The trading price of our common stock has fluctuated significantly in the past. The future trading price of our common stock may continue experiencing wide price fluctuations in response to such factors as:

        -  actual or anticipated fluctuations in revenues or operating results;

        - changing information technology spending habits of our clients and prospective clients;

        -  failure to meet expectations of performance;

        - announcements of technological innovations or new products by our competitors;

        - developments in or disputes regarding copyrights, trademarks, patents and other proprietary rights;

        -  product and services pricing, discounts and margins; and

        -  general economic conditions.

        WE DO NOT INTEND TO PAY DIVIDENDS.

        We have not declared dividends on our common stock in the past, and do not intend to declare dividends on our common stock in the foreseeable future.*

        THERE ARE A NUMBER OF STATE LAW PROVISIONS THAT COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY.

        We are subject to the provisions of Chapter 23B.19 of the Washington Business Corporation Act, which prohibit a corporation registered under the Securities Exchange Act of 1934, as amended, from engaging in certain significant transactions with a 10% shareholder. Significant transactions include, among others, a merger with or disposition of assets to the 10% shareholder. These provisions have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, or delaying such an acquisition, even if the takeover by a third party would be beneficial.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares of common stock offered by the selling shareholders. We will pay any expenses incurred in connection with the registration of all shares of common stock offered by this prospectus. See "Plan of Distribution."


                              SELLING SHAREHOLDERS

        The following table sets forth the aggregate number of shares of common stock held by the selling shareholders as of June 30, 2000 and the number of shares being offered for sale.

                               NO. OF SHARES     NO. OF SHARES   NO. OF SHARES     PERCENTAGE
                                   OWNED          OFFERED FOR        OWNED           OWNED
           NAME               BEFORE OFFERING         SALE       AFTER OFFERING  AFTER OFFERING
Infinium Software, Inc.(1)        300,000            300,000           0               0
Terry and Jean Harvey(2)          214,741            214,741           0               0
Michael Evans(2)                   13,462             13,462           0               0
Bill Seddon(2)                     10,937             10,937           0               0
Mark Gray(2)                        9,877              9,877           0               0
Tracy Ellesmere(2)                  5,185              5,185           0               0
Ian McNaught-Davis(2)              14,777             14,777           0               0
Mark Buckler(2)                     9,071              9,071           0               0
John Walder(2)                      9,740              9,740           0               0
Nigel Pendse(2)                    14,472             14,472           0               0
Darren Bourget(2)                   1,552              1,552           0               0
        TOTAL:                    603,814            603,814           0               0

----------

(1) The 300,000 shares of common stock being offered for the account of Infinium Software, Inc. were issued to Infinium in February 2000, upon exercise by Infinium of stock purchase warrants to purchase 300,000 shares of common stock. In March 1998, in connection with a software development agreement between Timeline and Infinium, Infinium purchased, at a purchase price of $100,000, non-tradable warrants to acquire up to 300,000 shares of common stock at an exercise price of $1.00 per share. This per share exercise price represented the fair market value of the common stock at the time of the original agreement. The warrants were sold to Infinium in conjunction with an agreement that called for us to develop integrated financial reporting and budgeting applications for Infinium.

(2) Effective June 30, 2000, Timeline acquired all of the outstanding equity of Analyst Financials Limited, the European distributor for our products. Upon completion of the transaction, Analyst Financials became a wholly-owned subsidiary responsible for our operations throughout Europe, the Middle East and Africa. We completed the transaction on a stock-for-stock basis and issued 303,814 shares of our common stock to certain shareholders of Analyst Financials.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



QUARTER ENDED JUNE 30, 2000

                                    REVENUES

                                         Three Months Ended June 30,
                                            2000             1999            Change
-----------------------------------------------------------------------------------------
(Dollars in Thousands)

License                                      113             5,077            (98)%
Maintenance                                  154               205            (25)%
Consulting                                    78               206            (62)%
                                      ----------------------------------
Total Revenues                               345             5,488            (94)%
-----------------------------------------------------------------------------------------

        Quarter to quarter license revenues are not directly comparable because software license revenue for the quarter ended June 30, 1999 included a one-time patent license fee from Microsoft Corporation of $5,000,000. Excluding this one-time patent license fee, revenue for the quarter ended June 30, 2000 would have been relatively flat as compared to the same period in fiscal 2000. We believe license fee revenue will be erratic as a large portion of the license fees generated in fiscal 2000 were for patent licenses.* While we are vigorously pursuing additional patent license agreements, we cannot predict the outcome of ongoing and future negotiations and there are no assurances that we will be successful in entering into additional patent licenses, or the timing of any such licenses. In addition, we are currently in litigation regarding our patents, the ultimate outcome of which could adversely affect our ability to enter into additional patent licenses and our existing patent licenses.

        Both quarters reflect software license fee revenue lower than the average of fees per quarter over the last several years. Weakness in the enterprise resource planning (ERP) and accounting software markets is well documented by the weakness in financial results for most ERP vendors. Since Timeline software is either distributed by such vendors as an additional module on their products or as an "after-market" add-on, our results directly reflect any weakness in their markets. Our license revenue for software (as opposed to patent) licenses was generated almost exclusively by Infinium Software, Inc., Electronic Data Systems, Inc. (EDS), Navision a/s, and Analyst Financials Limited (Analyst Financials) during fiscal 2000. We also have in place distribution agreements with Intuitive Manufacturing Systems, Inc., Open Systems, Inc. and Primark, Inc., and we expect to see an increase in contribution to revenue from these distributors throughout fiscal 2001.*

        Maintenance revenue decreased 25% for the first quarter of fiscal 2001 as compared to the first quarter of fiscal 2000. The decrease in maintenance revenue is due in large part to our subcontracting all maintenance of our VAX operating system-based software to Timeline Business Services LLP, an unaffiliated contractor, effective May 31, 2000. Under the terms of the contract, we receive no fees (other than cost reimbursement) during the initial three months of the contract, and will receive only a portion of the total maintenance fees charged on such software after the inception of the contract. One month of the initial three-month period fell in the June 30, 2000 quarter. We continue to experience increased maintenance revenue from maintenance contracts for our Microsoft-based product lines in the year-to-year quarterly comparisons. Future comparative statements between fiscal quarters may show mixed results for the rest of fiscal 2001 depending upon the timing of new licenses and the expiration of existing maintenance agreements.*

        Consulting fees decreased 62% for the first quarter of fiscal 2001 over fiscal 2000. We experienced a substantial decrease in the number of consultants employed in fiscal 2001 as compared to fiscal 2000. Additionally, the level of consulting revenue is directly related to the number of new software licenses signed as the majority of our consulting revenue is generated from installation and training on new licensee implementations.

                                  GROSS PROFIT

                                         Three Months Ended June 30,
                                            2000             1999            Change
-----------------------------------------------------------------------------------------
(Dollars in Thousands)

Gross profit                              166              5,098              (97)%
Percentage of revenues                     48%                93%
-----------------------------------------------------------------------------------------

        Our gross profit for the first quarter of fiscal 2001 was 97% less than in the comparable period in fiscal 2000 primarily due to the one-time license fee of $5,000,000 paid by Microsoft to the Company in fiscal 2000, which resulted in unusually high gross profits as a percentage of revenue. Without this one-time license fee, our gross profit actually increased 69% in the first quarter of 2001, which continues to reflect an increase of higher-margin software licenses over lower-margin and labor intensive consulting and maintenance revenue.

                           SALES AND MARKETING EXPENSE

                                         Three Months Ended June 30,
                                            2000             1999            Change
-----------------------------------------------------------------------------------------
(Dollars in Thousands)
Sales and marketing                       234                246              (5)%
Percentage of revenues                     68%                 4%
-----------------------------------------------------------------------------------------

        Sales and marketing expenses in actual dollar amounts decreased by 5% between the periods ended June 30, 2000 and June 30, 1999. The sales and marketing expenses for fiscal 2000 included increased bonuses and commissions paid to Company executives in connection with the one-time license fee paid to the Company by Microsoft. Sales and marketing expenses are expected to increase in fiscal 2001 over fiscal 2000 as we intend to increase the number of employees in our sales department.* This is reflective of the increased number of distribution partners who are expected to require representation in fiscal 2001.*

        Sales and marketing expenses as a percentage of revenues increased substantially in fiscal 2001 over fiscal 2000 due, in large part, to the higher sales revenue in fiscal 2000 from the Microsoft license. We anticipate that actual costs of sales and marketing will increase dramatically in the future due to our recent acquisition of Analyst Financials, the European distributor of our products. Analyst Financials will serve as a major sales and account management center, thereby increasing the number of sales and marketing employees.* However, such costs as a percentage of revenue may vary widely based upon the level of gross revenue in each quarter.*

        In addition, Analyst Financials relies in part on its direct sales force for some of its sales and licensing efforts, especially in the greater London area. We expect to continue this direct sales effort through Analyst Financials.* Over the last several years, we have moved away from the direct sales model in the U.S. and have relied more on licensing through our third-party distribution channels. There are no assurances that we will be able to profitably or successfully maintain the direct sales model through Analyst Financials.

                        RESEARCH AND DEVELOPMENT EXPENSE

                                         Three Months Ended June 30,
                                            2000             1999            Change
-----------------------------------------------------------------------------------------
(Dollars in Thousands)
Research & development                     321               307               5%
Percentage of revenues                      93%                6%
------------------------------------- ----------------- ---------------- ----------------

        Research and development expenses increased during the quarter ended June 30, 2000 in actual dollar amounts by 5% over the period ended June 30, 1999. The increase is due to normal increases in the cost of labor rather than a significant increase in head count. The period ended June 30, 1999 includes a bonus paid as a result of the one-time license fee paid by Microsoft, without which research and development expense would have increased 12%. While the acquisition of Analyst Financials will increase the number of employees dedicated to research and development, we do not expect this increase to be material. Research and development cost as a percentage of revenue will continue to be far more dependent on the fluctuations in volume of revenue than to an increase in head count.

        Research and development expenses during the quarters ended June 30, 2000 and June 30, 1999 were primarily attributable to the enhancement of the functionality of the current product lines and to integration of our products with various accounting packages. We anticipate such efforts will continue throughout the remainder of the fiscal year.* Consequently, we believe research and development expenses will continue to increase slightly over comparable periods of fiscal 2000.*

                       GENERAL AND ADMINISTRATIVE EXPENSE

                                         Three Months Ended June 30,
                                            2000             1999            Change
-----------------------------------------------------------------------------------------
(Dollars in Thousands)
General & administrative                   571               719              (21)%
Percentage of revenues                     166%               13%
-----------------------------------------------------------------------------------------

        General and administrative expenses decreased by 21% between the comparable three-month periods ended June 30, 2000 and June 30, 1999. A significant portion of this decrease is the result of discretionary bonuses to executives in connection with the $5,000,000 license fee from Microsoft in fiscal 2000. Excluding the one-time discretionary bonuses in fiscal 2000, general and administrative expenses actually increased by approximately $102,000 or 21% between the comparable quarters. This increase is in part due to increased legal fees incurred in connection with the various patent lawsuits in which we are involved.

        Except for attorneys and expert witness fees associated with ongoing and anticipated patent licensing and enforcement actions, we expect general and administrative expenses to remain relatively steady throughout the remainder of fiscal 2001 at levels similar to those experienced in fiscal 2000.* Due to the uncertainties associated with patent litigation and negotiations, it is hard to estimate the level of litigation expenses on an ongoing basis. We anticipate, based upon the current level of activity, that litigation expenses, including expert witness fees, may exceed $200,000 per quarter until the trials currently scheduled for December 2000 and January 2001 are either completed or settled.*

        Depreciation expense decreased in the quarter ended June 30, 2000 to $47,000 from $48,000 in the quarter ended June 30, 1999. Due to the acquisition of Analyst Financials at June 30, 2000, depreciation and amortization of intangible assets will greatly increase in future quarters, as the excess purchase price is amortized at a rate of approximately $100,000 per quarter.*

                             OTHER INCOME (EXPENSE)

        Other income (expense) increased from a net expense in the first quarter of fiscal 2000 of approximately $7,000 to a net income in the first quarter of fiscal 2001 of approximately $279,000. The increase was due to realized and unrealized gains on securities of approximately $274,000 and an increase in interest income of approximately $9,000 during the quarter ended June 30, 2000.

INCOME TAX

        Income taxes are provided in the statement of operations in accordance with the asset and liability method. We have determined that the tax assets generated by the net operating losses and research and experimentation credits do not satisfy the recognition criteria set forth under the liability method. Accordingly, a valuation allowance is recorded against the applicable deferred tax assets and therefore no tax benefit is recorded. This valuation allowance was increased by approximately $230,000 during the quarter ended June 30, 2000.

        In connection with our initial public offering in January 1995, we experienced a significant change in ownership, which limits the amount of net operating loss carry forwards and credits which may be used in any given year. However, we do not expect this to be a factor in fiscal 2001.

LIQUIDITY AND CAPITAL RESOURCES

        Our cash and cash equivalent and marketable securities balances at June 30, 2000 stood at approximately $2,247,000 compared to approximately $3,017,000 at March 31, 2000. At June 30, 2000 we also maintained a balance of approximately $1,837,000 of restricted but unencumbered public securities in addition to our cash and short-term investment balances. At March 31, 2000, the balance of such restricted securities stood at $3,030,000. The decrease in cash is attributable to the loss for the quarter. The decrease in restricted securities is due in part to the decrease in price of the underlying securities and holding fewer such restricted securities due to a previously disclosed stock exchange transaction with two of our shareholders. In addition, we sold 15,000 shares of the restricted securities in June, 2000. Total obligations, excluding deferred income items, totaled approximately $1,736,000 at June 30, 2000 as compared to approximately $796,000 at March 31, 2000. The June 30, 2000 obligations include approximately $784,000 of obligations of Analyst Financials that was consolidated at June 30, 2000.

        Net cash used in operating activities was $1,080,000 in the quarter ended June 30, 2000. This was primarily due to our net loss in the quarter. We generated $315,000 from investing activities and used $4,037 for financing activities.

        Based on current cash and cash equivalent balances along with our ability to sell restricted securities starting in September 2000, we believe we have adequate resources to fund operations, as well as continued costs and expenses of litigation, through fiscal 2001.*


FISCAL YEAR ENDED MARCH 31, 2000

RESULTS OF OPERATIONS

        For the fiscal year ended March 31, 2000, we generated net income of $2,912,000, compared to a net loss of $366,000 for the year ended March 31, 1999. This increase was attributable, in large part, to recognition in fiscal 2000 of a $5,000,000 license fee from Microsoft Corporation for the licensing of U.S. Patent No. 5,802,511 and subsequent patents issued or which may be issued in the future based upon extensions of the same technology.

        Other significant factors in our results for the fiscal year ended March 31, 2000 were higher expenses on relatively flat operating revenues. The greatest increase in expenses was in the area of general and administrative expenses to account for attorneys' fees, costs, and expert fees associated with patent enforcement and contract litigation, as well as bonus and non-cash stock compensation expenses associated with executive bonuses triggered by achievement of a number of long-term profitability objectives.

                                  GROSS REVENUE

                                       Twelve Months Ended
                                            March 31,
                                    2000                 1999                Change
---------------------------------------------------------------------------------------------
(Dollars in Thousands)
License                           6,329                1,794                 253%
Maintenance                         833                  854                  (3%)
Consulting                          735                  713                   3%
Software Development                 49                   41                  20%
                           -----------------------------------------
Total Revenues                    7,946                3,402                 134%
---------------------------------------------------------------------------------------------

        Our total revenue increased 134% to $7,946,000 for the fiscal year ended March 31, 2000. Revenues generated by license fees were substantially higher in fiscal 2000 over fiscal 1999, while all other categories of revenue were not materially different than the prior year. This increase was attributable, in large part, to recognition in fiscal 2000 of a one-time $5,000,000 license fee from Microsoft Corporation. License revenues for fiscal 1999 consisted of software license revenues through our distribution partners, including a one-time software license fee of $650,000 from Seagate Software, Inc. We believe license fee revenue will be erratic as a large portion of the license fees generated in fiscal 2000 were for patent licenses.* While we are vigorously pursuing additional patent license arrangements, we cannot predict the outcome of ongoing and future negotiations and there are no assurances that we will be successful in entering into additional patent licenses, or the timing of any such licenses. In addition, we are currently in litigation regarding our patents, the ultimate outcome of which could adversely affect our ability to enter into additional patent licenses and our existing patent licenses.

Software license revenues for fiscal 2000 were lower than in fiscal 1999. We believe the impact of Year 2000 compliance uncertainties on the industry as a whole may have had a negative impact on software license revenue in fiscal 2000. It is too early to discern whether fiscal 2001 activity in software licenses for our distribution channels will show a significant increase. Our license revenue for software (as opposed to patent) licenses was generated almost exclusively by Infinium Software, Inc., Electronic Data Systems, Inc. (EDS), Navision a/s, and Analyst Financials Limited (formerly Timeline Europe Limited) during fiscal 2000. As we enter fiscal 2001, we also have in place distribution agreements with Intuitive Manufacturing Systems, Inc., Open Systems, Inc. and Primark, Inc., and we expect to see an increase in contribution to revenue from these distributors throughout the coming year.*

        Consulting and maintenance revenues for the 2000 fiscal year were relatively consistent with fiscal 1999. Consulting revenue is directly related to the amount of software license activity. Accordingly, consulting revenues for fiscal 2000 were affected by a slowdown in software license revenues, which we believe were due in part to uncertainties surrounding Year 2000 compliance. Consulting revenues for fiscal 1999 were affected by reduced staffing during much of the fiscal year, offset by limited hiring in the fourth quarter of the fiscal year. We believe the demand for consulting and maintenance services in fiscal 2001 will be reduced by greater use of distribution channels that have existing agreements with Value Added Resellers.* These VARs seek to provide such services to end-users who may use our software in conjunction with software provided by the distribution channel.

        Software development revenues increased in fiscal 2000, but were not material to overall revenue. We do not anticipate that software development revenue will contribute significantly to revenue in fiscal 2001 as there are no substantial contracts currently in place or being pursued for development efforts.* We do not consider software development for fees to be a line of business that should be pursued except in exceptional situations.

                                  GROSS PROFIT

                                        Twelve Months Ended
                                              March 31,
                                      2000               1999                Change
---------------------------------------------------------------------------------------------
(Dollars in Thousands)
Gross profit                       6,790               2,460                  176%
Percentage of total revenues          85%                 72%
---------------------------------------------------------------------------------------------

        Our gross profit increased during the 2000 fiscal year by $4,330,000, which represents a 176% growth over the 1999 fiscal year. However, an unusually large license fee of $5,000,000 from Microsoft Corporation makes the results for fiscal 2000 not directly comparable to fiscal 1999. In the fourth quarter of fiscal 2000, our gross profit was lower in both actual dollars and as a percentage of gross revenue compared to fourth quarter 1999. Our cost of revenue increased in both real terms and as a percentage of sales for the 2000 fiscal year (excluding patent licensing). This reflects greater amortization expense in fiscal 2000, in part due to a change in the estimated useful life of certain software products, and amortization of more products during the fourth quarter of fiscal 2000. Gross profit in fiscal 1999 represented a decrease in cost of revenue due to lower amortization expense and continued savings associated with our shift to third-party distribution channels. We expect amortization expense to decrease in fiscal 2001 due to certain software products becoming fully amortized in fiscal 2000.* Nevertheless, this decrease could be reversed if we acquire capitalized software outright or through a merger or acquisition.*

             SALES AND MARKETING & RESEARCH AND DEVELOPMENT EXPENSE

                                        Twelve Months Ended
                                             March 31,
                                      2000               1999                Change
---------------------------------------------------------------------------------------------
(Dollars in Thousands)
Sales and marketing                  617                 599                   3%
Percentage of total revenues           8%                 18%
---------------------------------------------------------------------------------------------

Research & development             1,161                 657                  77%
Percentage of total revenues          15%                 19%
---------------------------------------------------------------------------------------------

        Our sales and marketing costs increased 3% in fiscal 2000. This increase was mainly due to a large increase in costs in the first quarter of the fiscal year as a result of a large commission/bonus. For the fourth quarter, these costs were 25% lower than in fiscal 1999, mainly due to a lower head count. Sales and marketing costs for fiscal 1999 were affected by reduced staffing during much of the fiscal year, offset by limited hiring in the fourth quarter of the fiscal year. Sales and marketing expenses are expected to increase in fiscal 2001 over fiscal 2000 as we intend to increase the number of employees in our sales department.* This is reflective of the increased number of distribution partners who are expected to require representation in fiscal 2001.*

        Our costs for research and development were $1,161,000 in fiscal 2000 compared to $657,000 in fiscal 1999, a 77% increase. This increase in costs was the result of a decrease in capitalization of research and development cost in fiscal 2000; i.e. a higher percentage of our expenses in the product group were capitalized in fiscal 1999. Also, we increased the number of employees working in development for fiscal 2000 as compared to fiscal 1999. We continue to add additional product resources and expect research and development expenses will be higher in fiscal 2001 than fiscal 2000.*

                       GENERAL AND ADMINISTRATIVE EXPENSE

                                        Twelve Months Ended
                                             March 31,
                                      2000               1999                Change
---------------------------------------------------------------------------------------------
(Dollars in Thousands)
General & administrative           2,365               1,329                   78%
Percentage of total revenues          30%                 39%
---------------------------------------------------------------------------------------------

        Our general and administrative expenses increased by 78% for the full fiscal year and 81% for the fourth quarter during fiscal 2000. A significant portion of this increase is a result of attorneys' fees related to patent enforcement and contract litigation, and payment of incentive compensation to executives upon reaching relevant objectives in the first and fourth quarter, respectively. It is hard to determine if these expenses will be greater or smaller in fiscal 2001 because we cannot predict the outcome of and expenses associated with the lawsuits in which we are involved on alleged patent infringements and contract disputes.*

        Our depreciation expense decreased in fiscal 2000 to $182,000 from $196,000 in fiscal 1999 due to certain fixed assets becoming fully depreciated.

                                  OTHER INCOME

        Interest expense decreased to $33,000 in fiscal 2000 from $57,000 in fiscal 1999, while interest income increased to $105,000 from $12,000 for fiscal 1999. These changes reflect our positive cash flow in fiscal 2000 and our significant reductions in debt. We believe interest costs for fiscal 2001 will be less than in fiscal 2000 as the balance outstanding on debts continues to decline in the ordinary course.* If no additional large cash license fees are received in fiscal 2001, interest income will likely be lower as we are funding operations and legal fees and costs related to patent enforcement through utilization of cash and liquid investments.*

        We did not record a tax benefit or cost in fiscal 1999 but we did record a tax cost of $56,000 in fiscal 2000. All taxes expensed in fiscal 2000 are for alternative minimum taxes that could not be offset by net operating loss carryforwards from prior years. Tax assets generated by net operating losses from prior years and fiscal 1999 did not satisfy the recognition criteria set forth by generally accepted accounting principles in either fiscal 1999 or fiscal 2000. Accordingly, we have established a valuation allowance that offsets net deferred tax assets. As taxable income is accrued, which is offset by previously unrecognized net operating loss carryforwards, we offset tax costs with such net operating losses. We do not anticipate recognition of federal income taxes other than alternative minimum taxes in the near future as existing net operating loss carryforwards are considered adequate to cover taxable income, if any, for fiscal 2001.* During fiscal 2000 approximately $2,600,000 of net operating loss carryforwards were so utilized.

LIQUIDITY AND CAPITAL RESOURCES

        Our cash and cash equivalent and trading marketable securities balances at March 31, 2000 stood at $3,017,000 compared to $59,000 at March 31, 1999. At March 31, 2000, we also held approximately $3,030,000 of publicly-traded stock that is restricted from sale until approximately September 1, 2000. As of May 18, 2000, these shares were valued at approximately $1,500,000 based on then-current market prices.

        The $3,854,000 of cash flows from operating activities consisted of net income of approximately $2,912,000 increased by the noncash compensation, depreciation and amortization of $729,000. Changes in operating assets and liabilities and ESOP contributions generated the remaining net positive change of $213,000. Net cash provided by operating activities of $3,854,000 in fiscal 2000 compares to $771,000 provided in fiscal 1999. Net cash used in investing activities of $2,455,000 consisted of $79,000 for property and equipment, $302,000 for capitalized software and development costs and $2,876,000 for purchase of short-term investments. These amounts were offset by $801,000 in proceeds from a note receivable and the sale of short-term investments. The $2,455,000 of net cash used in investing activities compares to $341,000 used in fiscal 1999. Net cash used in financing activities of $13,000 consisted of payments on capital lease obligations, line of credit, notes payable and retirement of treasury stock in the amount of $584,000, offset by borrowings under the line of credit and sales of common stock and exercise of stock options of $597,000. Net cash used in financing activities of $13,000 compares to $(429,000) in fiscal 1999.

        Our total obligations, excluding deferred income items, totaled $796,000 at March 31, 2000 compared to $669,000 at March 31, 1999.

        At March 31, 2000, we had no outstanding balance on our line of credit facility. We have a bank line of credit of $500,000 based upon selling our accounts receivable with recourse. We believe current cash and cash equivalent balances, along with our ability to sell restricted securities starting in September 2000, are adequate to fund operations as well as continued costs and expenses of litigation, through fiscal 2001.*


                                    BUSINESS

OUR BUSINESS

        We develop, market and support company-wide financial reporting, budgeting and management software. Our software products enable customers to automatically access and distribute business and accounting information in a secure environment and with full accounting controls. Although we have products that permit the processing of transactions, our marketing and development strategy is focused on products that report accounting data in meaningful and flexible formats. These reporting products allow our customers to gather and distribute business information throughout their companies while maintaining maximum flexibility in determining the types of transaction processing systems they will use. We allow the end-user to receive information through a web browser, distributed Microsoft(R) Excel workbooks, data marts or actual reports delivered via e-mail.

        Many financial and management reporting products are focused on the presentation, either electronically or on paper, of processed data in formatted reports. While our products can present information in formatted reports, our technology can also distribute an actual database of information (a "data mart") to an end-user's computer. These databases or data marts are built through selective criteria that limit the data mart to relevant data for each particular end-user. This design is intended to allow for the distribution of manageable packets of data over networks or the Internet while maintaining corporate security. Each database can be arranged in a unique "view," or "orientation," as desired by the end-user. The end-user may then view the data in a standard corporate report format or through a personal library of customized report formats. Additionally, the data resides in Microsoft Office, which makes it automatically available for use in Microsoft(R) Excel spreadsheets and all other Microsoft Office tools.

        We believe that our proprietary technology allows customers to avoid time-consuming, error-prone and expensive data entry.* Our products allow customers to avoid data entry by facilitating an efficient exchange of information between the desktop computer and the underlying hardware platform and accounting system. Our products also work with both new and old accounting systems. Many customers are changing their accounting systems from larger mainframe- and minicomputer-based systems to newer "client/server" systems that store information on a server that in turn makes the information available to a desktop computer (the "client"). Our products facilitate an efficient exchange of information between the client and server.

        Other businesses have elected to retain their existing, or "legacy" accounting systems. Our business strategy is focused on meeting the financial management needs of customers with both types of accounting systems by providing products that accept and report on data from both legacy and newer client/server systems.

        Our Timeline(R) Analyst and Timeline(R) Server product lines are designed to gather data from multiple operating systems and hardware platforms, old and new, for translation into a Microsoft client/server environment. Our products enable our customers to:

        -  perform financial reporting and management functions;

        -  connect to multiple types of operating systems;

        -  efficiently distribute data to desktop computers;

        -  perform consolidations and allocations; and

        -  perform budgeting functions.

The flexibility of our Timeline products make it possible for our customers to deliver data for reporting and analysis throughout their business enterprise without purchasing a new, expensive computer system.

        In addition to providing an infrastructure to deliver data, Timeline provides a number of processes to enhance or augment sophisticated financial reporting. These include budgeting, allocations, consolidations, foreign currency conversion and security.

        We believe that our products can improve the accounting and reporting software of other software vendors.* Our products are designed to enhance existing accounting and reporting software by adding functions and flexibility that the software may not have. As a result, our products can eliminate weaknesses or competitive disadvantages in other accounting and reporting software. Our preferred method of product distribution is through transaction-based software vendors that bundle our products or distribute our products in conjunction with their accounting and reporting systems. We believe that a majority of our license fee revenue in fiscal year 2001 will be generated by licensing and distribution agreements with these third-party vendors.*

        At June 30, 2000, we employed 32 full-time employees and two part-time employees.

OUR TECHNOLOGY

        Our software works with a customer's entire computing infrastructure to create a reporting engine that can accept and organize data, with full accounting controls, from both new and old accounting systems. Our proprietary architecture, in conjunction with our proprietary generation engine, is designed to accomplish this task. The compatibility of our software with older legacy accounting systems allows a customer to preserve existing computer hardware and software systems or transition to a client/server environment while providing enhanced reporting capabilities. If a customer is already using client/server systems, our technology provides distributed packets of data that enhance the productivity of reporting, budgeting and analysis professionals throughout the enterprise. Our products use patent-protected driver technology that not only automates the transfer of data from accounting and information systems into desktop databases, but can automate rebuilding databases to reflect changes in the underlying accounting information. This eliminates the costly process of maintaining databases in both our software and the underlying accounting system.

        The following is a brief discussion of our three primary proprietary technologies:

        - Timeline Architecture. Our architecture contains a multi-dimensional data segmentation capacity that exceeds the capacity of all accounting data structures known to the Company. This capacity enables our reporting products to accept data from multiple transaction processing systems concurrently, to combine data into a single database and to add reporting relationships not present in the source system(s). For example, we can (a) take data from a customer's general ledger, human resources/payroll, sales and order processing systems, (b) combine all of the data in one database, and (c) allow the customer to use the combined data for payroll and sales analysis.

        - Generation Engine. Our generation engine enables our products to automate the building of Microsoft-compatible databases. Prior technologies required substantial human intervention to manually build tables, input forms and manipulate other attributes of the data. The generation engine allows a customer to build a wide range of databases for distribution throughout the business enterprise.

        -  Interface Technology. Our interface technology allows our products to
           (a) discern the structure of existing transaction-based systems, (b) extract data from one or more transaction processing systems, and (c) feed data to the generation engine. Our product is tied directly to the underlying accounting systems and changes made in these underlying systems (such as adding a new accounting relationship for a newly purchased company) are automatically reflected in our data marts. Prior technologies required substantial human intervention to manually maintain structures in both the transaction and reporting systems, and maintain the synchronization of the accounting and information systems.

        We have been granted three patents by the U.S. Patent and Trademark Office on our technology and have a total of 70 issued claims. We believe additional international patents will be granted during fiscal 2001.*

OUR PRODUCTS

        Our products make it possible to distribute information and data marts from an underlying accounting system to the desktop. Our primary products, Timeline Analyst and Timeline Server, consist of a set of client/server software applications based on Microsoft Windows(TM)/Windows NT(TM) and Microsoft Office operating systems. Once data is contained in a local Microsoft Office database, the data is available for each end-user to develop his or her own analysis or personal reports using Microsoft or Timeline-enhanced technology. The personalized data on the desktop is as accurate as is the data in the underlying accounting system.

        Timeline Server is the central warehouse of financial and management reporting data structured in a multi-dimensional relational database. Timeline Server includes traditional financial reporting features including budgeting, foreign currency conversion, consolidations and allocations. The various Timeline Server functions provide desktop and network reporting based on information contained in one or more underlying accounting systems. While this product can provide many transaction-driven benefits, our market focus is to use Timeline Server as a data warehouse to handle large volumes of data in conjunction with Timeline Analyst.

        Timeline Analyst is a stand alone "data mart," which enables the user to view, create and distribute reports in Microsoft Excel based on data from one or more underlying accounting systems. Timeline Analyst also works with our server-based software to distribute reporting databases to desktop end-users throughout a business enterprise.

        Manager is a product designed for the "mid-level" market (businesses with approximately six to 100 desktop users). This product completes the Timeline Analyst suite by allowing Timeline Analyst users to distribute packets of information and assign new reporting relationships at the desktop level.

        Timeline Budgeting consists of applications and tools that access and manipulate the underlying Timeline information and data marts. Timeline Budgeting offers our customers a combination of Microsoft Excel interfaces and flexible access to and manipulation of information. The functions offered by Timeline Budgeting include automatic dissemination of budget templates, consolidation of budget input, allocations, and multiple spread methods.

ACQUISITIONS

        Effective June 30, 2000, we acquired all of the outstanding equity of Analyst Financials Limited, the European distributor for our products. Upon completion of the transaction, Analyst Financials became a wholly-owned subsidiary responsible for our operations throughout Europe, the Middle East and Africa. We completed the transaction on a stock-for-stock basis and issued 303,814 shares of our common stock to certain shareholders of Analyst Financials.

        The software industry has experienced and is expected to continue to experience a significant amount of consolidation. While we expect that the Company will grow internally, we continually evaluate potential acquisitions of complementary businesses, products and technologies that among other things, could expand the breadth and depth of our products and organization.

YEAR 2000 DISCLOSURE

        We experienced no material Y2K issues or problems in connection with our internal operations, third-party relationships or software products. We will continue to monitor our software products to ensure no problems arise either with regard to leap year or Y2K issues. We anticipate no material additional costs.*

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our common stock. We anticipate that we will retain future earnings for use in the operation and expansion of our business and do not anticipate paying cash dividends on the shares in the foreseeable future. Any future determination with regard to the payment of dividends will be at the discretion of the Board of Directors and will be dependent upon our future earnings, financial condition, applicable dividend restrictions and capital requirements and other factors deemed relevant by the Board of Directors.

DESCRIPTION OF PROPERTY

        We lease approximately 12,354 square feet of office space at 3055 112th Ave. N.E., Bellevue, Washington, under a lease that expires April 30, 2004. We do not own any real estate.

LEGAL PROCEEDINGS

        In March 1999, we filed an action in the U.S. Federal District Court for Western Washington against Sagent Technologies, Inc., seeking monetary damages and an injunction from further unauthorized licensing of certain products that we believe infringe on our patent rights under U.S. Patent Nos. 5,802,511, 6,023,694 and 6,026,392. The litigation process is in the discovery phase, and the trial is set for January 2001.

        In July 2000, we filed a lawsuit against Oracle Corporation seeking monetary damages and injunctive relief. Our claims are based on Oracle's alleged development of products that use technology similar to our patented database technology. The litigation process is in the discovery phase.

        In July 1999, we were served a complaint by Microsoft Corporation in the Superior Court of Washington for King County alleging breach of contract regarding a Patent License Agreement signed by both companies in June 1999. We believe the claims made by Microsoft have no merit and intend to vigorously defend against the lawsuit.* This litigation process is in the discovery phase, and the trial is set for October 2000.

        From time to time, we may pursue litigation against other third parties to enforce or protect our rights under these patents or our intellectual property rights generally.*


                                   MANAGEMENT

        The following table sets forth the names and ages of our current directors and executive officers and the principal offices and positions with the Company held by each person. Our Board of Directors currently consists of four directors, divided into three classes. The members of each class serve three-year terms, with one class elected annually. The terms of office for Donald K. Babcock and Kent L. Johnson expire at the Annual Meeting of Shareholders to be held in 2003; the term of office for Charles R. Osenbaugh expires at the Annual Meeting of Shareholders to be held in 2002, and the term of office for Frederick W. Dean expires at the Annual Meeting of Shareholders to be held in 2001. Our executive officers are elected annually by the Board of Directors and serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships between any of the directors and executive officers.

            NAME                   AGE                            POSITION
Charles R. Osenbaugh                51        Chief Executive Officer, Chief Financial
                                              Officer, President, Treasurer, and Director
Donald K. Babcock                   63        Senior Technologist and Director
Kent L. Johnson                     56        Director
Frederick W. Dean                   48        Executive Vice President and Director
Craig R. Perkins                    44        Vice President of Products and Technology

        Set forth below is biographical information for the directors and executive officers:

        CHARLES R. OSENBAUGH, age 51, has served as Chief Financial Officer, Treasurer and a Director since the Company's inception in April 1993, and has held the position of President and Chief Executive Officer since November 1996. Mr. Osenbaugh also previously served as Secretary of the Company. From April 1988 to April 1993, Mr. Osenbaugh served as Executive Vice President, Chief Executive Officer and a Director, and from April 1993 to July 1994 as President and a Director, of Timeline Services, Inc. From 1975 to 1988, Mr. Osenbaugh was a partner of Lasher & Johnson, a Seattle law firm. From 1973 to 1975, Mr. Osenbaugh practiced public accounting with Arthur Andersen & Co. He holds a B.B.A. degree in economics and a J.D. degree, both from the University of Iowa, and received his CPA certificate in 1974.

        DONALD K. BABCOCK, age 63, is a founder of the Company and has served as a Director since its inception in April 1993. Mr. Babcock returned to the position of Senior Technologist with the Company in October 1999 after working for Seagate Software, Inc. for 18 months as a Program Manager. He previously was Senior Vice President of Research & Development and Chief Technologist for Timeline, Inc. He was also a founder of Timeline Services, Inc. and served as a director from its inception in 1977 until its merger into the Company in July 1994. From 1977 to April 1993, Mr. Babcock also served as Senior Vice President and Chief Technologist of Timeline Services, Inc. From 1970 to 1977, he was a consultant with Riggs, Babcock & Mishko, a Tacoma, Washington-based data processing and consulting firm to the property and casualty insurance industry. Mr. Babcock was Manager of Systems Programming at United Pacific Insurance Company from 1965 to 1970, and a data processor in the U.S. Air Force from 1955 to 1965.

        KENT L. JOHNSON, age 56, has been a Director of the Company since its inception. He is Chairman and Managing Partner of Alexander Hutton Venture Partners, LP, a Seattle-based venture capital firm he co-founded in 1999. From October 1994 to December 1999, Mr. Johnson was President and co-founder of Alexander Hutton Capital, L.L.C., an investment banking firm that specializes in equity capital formation for emerging growth companies. From April 1989 to June 1994, he served as Senior Vice President and Chief Operating Officer of Brazier Forest Industries, Inc., a Seattle-based forest products company. From 1987 to 1989, he was President and Chief Executive Officer of OverDrive Systems, Inc., an electronic publishing software company based in Cleveland, Ohio, and from 1982 to 1987, was President and Chief Executive Officer of Microrim, Inc., a database software company located in Bellevue, Washington. Prior to entering the software industry, Mr. Johnson was Chief Financial Officer of Fiberchem, Inc., a wholesale distributor, from 1977 to 1982. Following his military tenure as an officer in the U.S. Army, Mr. Johnson began his professional career as a management consultant with Arthur Andersen LLP., where he was employed from 1970 to 1977. Mr. Johnson currently serves as a director of several private companies, and devotes considerable time to private investment activities. Mr. Johnson has a B.B.A. degree in Business Administration from the University of Washington and an M.B.A. degree from Seattle University, where he serves on the Business Advisory Board. He received his CPA certificate in 1970.

        FREDERICK W. DEAN, age 48, has served as a Director of the Company since April 1998. He also serves as Executive Vice President and has been a Vice President since the Company's inception in April 1993. From 1979 to April 1993, Mr. Dean served as Vice President at Timeline Services, Inc. He practiced public accounting at Calahan, Reed & Gunn from 1978 to 1979, and at Arthur Andersen & Co. from 1973 to 1977. From 1977 to 1978, Mr. Dean was the Controller of the Seattle Mariners Baseball Club. Mr. Dean holds a B.A. degree in accounting from the University of Washington.

        CRAIG R. PERKINS, age 44, and has been with the Company since its inception in April 1993. He served as Director of Consulting Services until 1998 and Director of Product Management until 1999. In November 1999, Mr. Perkins was named Vice President of Products and Technology. From 1988 to April 1993, he was a member of the Consulting department for Timeline Services, Inc. Mr. Perkins previously practiced public accounting with Ernst Young & Co. in Winnipeg, Canada and Bermuda. He has a Bachelors degree with honors in accounting from the University of Manitoba and is a Chartered Accountant.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

        The following table shows for the three fiscal years ended March 31, 2000, 1999, and 1998, respectively, certain compensation awarded or paid to, or earned by, the Named Executive Officers. Other than the Named Executive Officers listed below, no executive officer earned more than $100,000 in salary and bonus for the 2000 fiscal year:

                           SUMMARY COMPENSATION TABLE

                                                                  Long Term
                                                                Compensation
                                                 Annual         ------------        All Other
                                              Compensation       Securities        Compensation
                                   Fiscal     ------------       Underlying        ------------
Name and Principal Position         Year       Salary ($)         Option(1)           ($)(2)
--------------------------------   --------   -------------    ----------------   --------------
Charles R. Osenbaugh,               2000       $400,500(3)         50,000(4)      $       --
  President,  Chief Executive       1999        153,611           125,000(5)              --
  Officer, Chief Financial          1998         70,670            86,000(5)(6)        6,000
  Officer

Frederick W. Dean, Executive        2000        180,506(7)             --                 --
  Vice President                    1999         99,167            25,000             26,656
                                    1998        108,109(8)         19,000(9)              --

Craig R. Perkins, Vice              2000        125,000(10)            --                 --
  President                         1999        108,161(10)        38,000                 --
                                    1998        110,345(10)         2,000                 --

----------

(1) All referenced options granted are exercisable at prices equal to or higher than the fair market value of the common stock on the respective dates of grant. Certain options were repriced in November 1997, see footnotes (6) and (9) below.

(2) Represents dollar value of medical, disability, and life insurance premiums we paid for the benefit of the respective Named Executive Officers.

(3)     Includes a performance-based bonus of $250,000 paid to Mr. Osenbaugh.

(4) Mr. Osenbaugh received a grant of a performance-based option to purchase 50,000 shares of common stock on November 1, 1999. This option will vest when our stock closes trading at $5.00 or more per share for 10 consecutive days. In any event, all options shall vest if Mr. Osenbaugh is employed by us on the seventh anniversary of their original grant.

(5) Mr. Osenbaugh received a grant of a performance-based option to purchase 50,000 shares of common stock on February 1, 1999. This option will vest when our stock closes trading at $5.00 or more per share for 10 consecutive days, or on the seventh anniversary of their original grant if Mr. Osenbaugh is employed by us. In addition, on February 1, 1999 the vesting schedule was revised on a grant of a performance-based option to purchase 75,000 shares made to Mr. Osenbaugh in fiscal 1998. Under the revised vesting schedule, 50% vested and became exercisable when the common stock closed trading at $2.00 or more per share for 10 consecutive days and the remainder vested and became exercisable when our stock closed trading at $3.00 or more per share for 10 consecutive days.

(6) Includes 9,000 shares underlying options granted in fiscal 1996 originally priced at $3.57 per share that were repriced at $1.00 per share in fiscal 1998.

(7)     Includes a performance-based bonus of $80,506 paid to Mr. Dean.

(8)     Includes $19,125 of deferred salary earned in fiscal 1998 by Mr. Dean.

(9) Includes 12,000 shares underlying options granted in fiscal 1996 at an exercise price of $3.57, and 5,000 shares underlying options granted in fiscal 1997 at an exercise price of $2.19 per share, each of which were repriced at $1.00 per share in fiscal 1998.

(10) Includes a performance-based bonus paid to Mr. Perkins of $25,000 in fiscal 2000, $5,869 in fiscal 1999 and $11,178 in fiscal 1998.

STOCK OPTION GRANTS

        The following table shows certain information regarding options granted to the Named Executive Officers during the 2000 fiscal year:

                            No. of        Percentage of
                            Shares            Total
                          Underlying         Options       Exercise
                            Options         Granted to     Price Per       Expiration
Name                        Granted         Employees        Share            Date
----------------------    ------------    -------------   -------------   --------------
Charles R. Osenbaugh         50,000(1)         38.6%          $1.875       10/31/2009
Fred Dean                        --            --              --               --
Craig Perkins                    --            --              --               --

(1) Mr. Osenbaugh received a grant of a performance-based option to purchase 50,000 shares of common stock on November 1, 1999. This option will vest when our stock closes trading at $5.00 or more per share for 10 consecutive days. In any event, all options shall vest if Mr. Osenbaugh is in our employment on the seventh anniversary of their original grant.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END 2000 OPTION VALUES

        The following table shows certain information regarding the value of unexercised options held at fiscal year end by each of the Named Executive Officers. No stock options were exercised by any of the Named Executive Officers during the 2000 fiscal year.

                            No. of Shares of Common Stock        Value of Unexercised
                               Underlying Unexercised            In-the-Money Options
                             Options at Fiscal Year-End           at Fiscal Year-End
                            ------------------------------   ------------------------------
Name                        Exercisable    Unexercisable     Exercisable     Unexercisable
-------------------------   ------------   ---------------   ------------    ---------------
Charles R. Osenbaugh          111,101         101,000         $266,481          $246,625

Frederick W. Dean              32,900          21,000           68,452            60,375

Craig R. Perkins               43,850          11,750           85,560            26,086

COMPENSATION OF DIRECTORS

        During the fiscal year ended March 31, 2000, we did not compensate our directors for their service as directors. Pursuant to the terms of the Directors' Nonqualified Stock Option Plan, each of our non-employee directors receives an automatic one-time grant of options to purchase 3,000 shares of common stock 90 days after he or she becomes a director.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Mr. Osenbaugh is a 50% shareholder of SoftForce Inc., an Iowa-based distributor of software that currently employs six persons. The remaining shares of SoftForce Inc. are owned by a brother of Mr. Osenbaugh. SoftForce Inc. distributes our products pursuant to our standard distribution agreement. We believe our distribution agreement with SoftForce Inc. was made on terms no less favorable to us than could have been obtained from unaffiliated third party distributors.

        In March 1998, in connection with a software development agreement between Timeline and Infinium Software, Inc., Infinium purchased, at a purchase price of $100,000, non-tradable warrants to acquire up to 300,000 shares of common stock at an exercise price of $1.00 per share. This per share exercise price represented the fair market value of the common stock at the time of the original agreement. In February 2000, Infinium exercised the stock purchase warrant for 300,000 shares of our common stock.

        On March 31, 1998, we entered into a Development and License Agreement with Seagate Software, Inc., pursuant to which we released Donald K. Babcock from his obligations under his employment agreement with us and Mr. Babcock accepted employment with Seagate Software as a Program Manager, effective April 15, 1998. In October 1999, Seagate released Mr. Babcock from his employment agreement, and we rehired him.

        On March 31, 2000, we reacquired an aggregate of 75,000 shares of our outstanding common stock from Frederick R. Dean and Donald K. Babcock, two members of our Board of Directors. In exchange, Messrs. Dean and Babcock received derivative ownership rights to 4,250 shares of restricted Broadbase Software, Inc. stock held by us; i.e., Messrs. Dean and Babcock assume all market risk and reward for the Broadbase shares to be delivered in the future. Based on the closing bid/ask prices of both stocks and the restricted nature of the forward position in the Broadbase stock, the difference in the valuations of the two stock positions was determined to be $130,000, which we paid in cash to Messrs. Dean and Babcock.


                             PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the ownership of our common stock as of June 30, 2000 by: (i) each current director;
(ii) our Chief Executive Officer and each of the executive officers identified in the Summary Compensation Table (collectively, the "Named Executive Officers"); (iii) all of our directors and executive officers as a group; and
(iv) each person known by us to beneficially own more than 5% of our common stock. Unless otherwise indicated, each person's address is: c/o Timeline, Inc., 3055 112th Avenue N.E., Ste. 106, Bellevue, WA 98004.

                                                              Shares of Common Stock
                                                               Beneficially Owned(1)
                                                           ------------------------------
                                                              Number           Percent
  Beneficial Owner                                           of Shares        of Total
--------------------------------------------------------   --------------   --------------
Charles R. Osenbaugh(2)                                        530,838           14.5%

Frederick W. Dean(3)                                           147,286            4.2

Donald K. Babcock(4)                                           138,176            4.0

Kent L. Johnson(5)                                              66,649            1.9

Craig R. Perkins(6)                                             55,656            1.6

Infinium Software, Inc.                                        300,000            8.7
25 Communications Way
Hyannis, MA  02601

All directors and executive officers as a group (five          938,605           24.7%
    persons)(7)

----------

(1) This table is based upon information supplied by executive officers, directors and principal shareholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him.

(2) Includes (i) 93,776 shares issuable under stock options held by Mr. Osenbaugh which are exercisable within 60 days of June 30, 2000, (ii) an aggregate of 100,000 shares issuable under two performance-based stock options held by Mr. Osenbaugh which vest and become exercisable when the common stock closes trading at $5.00 or more per share for 10 consecutive days, or on the seventh anniversary of their original grant provided Mr. Osenbaugh is currently in our employment; (iii) 17,325 shares issuable upon exercise of warrants granted to Mr. Osenbaugh in connection with certain Company loan guarantees, and (iv) 1,301 shares held in the Timeline, Inc. Employee Stock Ownership Plan. Does not include 15,015 shares held in an individual retirement account belonging to Mr. Osenbaugh's spouse, 5,000 shares held in trust for Mr. Osenbaugh's niece, and 500 shares held in each of Mr. Osenbaugh's two daughters' accounts, for which shares Mr. Osenbaugh disclaims beneficial interest.

(3) Includes (i) 26,300 shares issuable under stock options held by Mr. Dean which are exercisable within 60 days of June 30, 2000, (ii) 6,600 shares issuable upon exercise of warrants granted to Mr. Dean in connection with certain Company loan guarantees, and (iii) 986 shares held in the Timeline, Inc. Employee Stock Ownership Plan.

(4) Includes (i) 500 shares issuable under stock options held by Mr. Babcock that are exercisable within 60 days of June 30, 2000.

(5) Includes 44,098 shares issuable under stock options held by Mr. Johnson that are exercisable within 60 days of June 30, 2000.

(6) Includes (i) 53,350 shares issuable under stock options held by Mr. Perkins which are exercisable within 60 days of June 30, 2000, and (ii) 986 shares held in the Timeline, Inc. Employee Stock Ownership Plan.

(7) Consists of Messrs. Osenbaugh, Dean, Babcock, Perkins and Johnson. Includes an aggregate of 341, 949 shares issuable under stock options and warrants held by such persons which are exercisable within 60 days of June 30, 2000, and an aggregate of 3,273 shares held in the Timeline, Inc. Employee Stock Ownership Plan.


                            DESCRIPTION OF SECURITIES

COMMON STOCK

        We are authorized to issue 20,000,000 shares of common stock, par value $.01 per share. As of July 30, 2000, there were 3,755,926 shares of common stock outstanding, held by approximately 71 holders of record. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

        The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferential rights with respect to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

PREFERRED STOCK

        Our Board of Directors has the authority to issue up to 2,000,000 shares of preferred stock, par value $.01 per share, in one or more series and to fix the rights, preferences, privileges, and restrictions, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, sinking fund terms and other rights, preferences, privileges and restrictions, and the number of shares constituting any such series or the designation of such series, without any further action by the shareholders. As of the date of this prospectus, there are no shares of preferred stock outstanding.

ANTI-TAKEOVER PROVISIONS

        Our Articles of Incorporation and Bylaws include a number of provisions that may have the effect of discouraging non-negotiated takeover attempts by delaying or preventing changes in control of our management. These provisions include, in addition to the provision for preferred stock, a classified Board of Directors and no cumulative voting.

        We are also be subject to the Business Corporation Act of Washington, which contains provisions that have the effect of discouraging non-negotiated takeover attempts. RCW 23B.19 generally prohibits any "significant business transaction" within five years of the date a person acquires ten percent or more of the outstanding voting shares of a company, unless the transaction first receives the approval of a majority of the disinterested directors prior to the time the ten percent ownership threshold is crossed.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Our Articles of Incorporation, as amended, contain provisions implementing, to the fullest extent permitted by

Washington law, such limitations on a director's liability to the Company and its shareholders. Any amendment or repeal of such provisions may not adversely affect any right or protection of a director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

        Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. Under the WBCA, a corporation has the power to indemnify a director or officer made a party to a proceeding, or advance or reimburse expenses incurred in a proceeding, under any circumstances, except that no such indemnification shall be allowed on account of: (i) acts or omissions of a director or officer finally adjudged to be intentional misconduct or a knowing violation of the law; (ii) conduct of a director or officer finally adjudged to be an unlawful distribution; or (iii) any transaction with respect to which it was finally adjudged that such director or officer personally received a benefit in money, property or services to which the director or officer was not legally entitled.
Article 9 of our Articles provides for indemnification of our directors and officers, including those who serve at our request as trustees with respect to employee benefit plans, to the maximum extent permitted by Washington law.

        Our directors and officers are covered by insurance (with certain exceptions and limitations) which indemnifies them against losses and liabilities arising from certain alleged "wrongful acts," including alleged errors or misstatements or misleading statements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

        Timeline's common stock is traded on the OTC Bulletin Board ("OTCBB") and the Boston Stock Exchange ("BSE") under the symbols "TMLN" and "TML", respectively. We initiated trading of our common stock on January 18, 1995, the effective date of our initial public offering of common stock, and our common stock traded on the Nasdaq SmallCap Market (Nasdaq) from its effective date until November 1997, following which time it is has been quoted on the OTCBB. The following table contains the high and low bid information as reported by OTCBB, for each quarter of fiscal 1999 and 2000, and the first quarter of fiscal 2001. The quotations from the OTCBB reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not represent actual transactions.

                                                                                               Fiscal
                            Fiscal 1999                             Fiscal 2000                 2001
                 -----------------------------------    -----------------------------------    -------
                   1st      2nd     3rd        4th        1st     2nd       3rd       4th        1st
                 Quarter  Quarter  Quarter   Quarter    Quarter  Quarter   Quarter  Quarter    Quarter
                 -------  -------  -------   -------    -------  -------   -------  -------    -------
Common Stock
    High          2 1/2    1 5/8   1 1/16      7/8         2     2 11/16    2 3/4    6 1/4        4
    Low            7/8     11/16    7/16       3/8        3/8    1 5/16    1 7/16   1 7/16     2 1/16


        Warrants to purchase our common stock, which were issued in connection with our initial public offering and which were traded on both OTCBB and BSE under the symbols "TMLNW" and "TMLW", respectively, expired on January 18, 2000.

        At July 30, 2000 there were 3,755,926 shares of common stock outstanding held by approximately 71 holders of record.

        In November 1999, Charles R. Osenbaugh, our President and CEO, was granted a performance-based stock option to purchase 50,000 shares of common stock, at an exercise price of $1.875 per share. This option becomes vested upon achieving 10 consecutive days of our stock closing trading at $5.00 per share or higher. In any event, this option shall vest, if not otherwise vested, seven years from the date of grant provided Mr. Osenbaugh is then employed by Timeline.

        No cash dividends have been paid on our stock and no dividends are currently contemplated by management. There are no restrictions on the payment of dividends.

                              PLAN OF DISTRIBUTION

        The shares covered by this prospectus may be offered and sold from time to time by the selling shareholders. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the shares being offered hereby on the OTC Bulletin Board or Boston Stock Exchange, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. Shares may be sold by one or more of the following means of distribution:

        - block trades in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

        - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

        - over-the-counter distributions in accordance with the rules of the NASD;

        - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

        -  privately negotiated transactions.

        We will not receive any of the proceeds from the sale of shares by the selling shareholders, but we will be responsible for expenses incurred in connection with the registration of the shares. The selling shareholders will be responsible for all selling commissions, underwriting fees and stock transfer taxes applicable to the sale of shares pursuant to this prospectus.

        To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of such shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell our common stock short and redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may also pledge such shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may affect sales of such pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any such shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

        In effecting sales, brokers, dealers or agents engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We will pay all reasonable expenses incident to the registration of the shares being offered hereby other than any commissions and discounts of underwriters, dealers or agents.

        In order to comply with the securities laws of certain states, if applicable, the shares being offered hereby must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states such shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance thereof.

        We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

        At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

        In connection with the 300,000 shares of common stock being offered for the account of Infinium Software, Inc., we have agreed to indemnify Infinium, and any person controlling it against certain liabilities, including liabilities under the Securities Act of 1933. Infinium has agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act of 1933. We have agreed with Infinium to keep the registration statement of which this prospectus constitutes a part effective until the earlier of the sale of all the shares or 120 days after the effective date of the registration statement.


                                  LEGAL MATTERS

        Certain legal matters with respect to the validity of the shares of common stock offered hereby are being passed upon for us by Cairncross & Hempelmann, P.S., Seattle, Washington. Cairncross & Hempelmann has not represented the selling shareholders in connection with such registration.


                                     EXPERTS

        The financial statements of the Company at March 31, 2000 and 1999 and for the years then ended appearing in this registration statement have been audited by Arthur Andersen LLP, independent accountants, as indicated in their report theron appearing elsewhere herein, and are included in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

                              FINANCIAL STATEMENTS



                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders of
Timeline, Inc.:

We have audited the accompanying balance sheets of Timeline, Inc. (a Washington corporation) as of March 31, 2000 and 1999, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Timeline, Inc. as of March 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.



                                                   /s/ ARTHUR ANDERSEN LLP


Seattle, Washington,
  April 28, 2000 (except with respect to Note 12, as to which the date is June 30, 2000)

                                 TIMELINE, INC.
                                 BALANCE SHEETS
                                     ASSETS


                                                                    June 30,         March 31,          March 31,
                                                                     2000              2000               1999
                                                                  -----------       -----------       -----------
                                                                  (Unaudited)
CURRENT ASSETS:
  Cash and cash equivalents                                       $   701,814       $ 1,470,703       $    59,453
  Marketable securities -- trading                                  1,545,947         1,546,256              --
  Short-term restricted investments                                 1,837,080         3,030,000              --
  Securities held for others                                          170,000           170,000              --
  Accounts receivable (including $0, $8,345 and$195,150 from
    affiliates), net of allowance of $43,328, $38,500 and $52,010     728,982           323,387           559,666
                                                                                                      $    52,010
  Note receivable from affiliate                                        1,446               516            13,567
  Prepaid expenses and other                                           66,935            69,856            56,888
                                                                  -----------       -----------       -----------
               Total current assets                                 5,052,204         6,610,718           689,574

PROPERTY AND EQUIPMENT, net of accumulated
  depreciation of $1,841,411, $1,794,311 and $1,624,597               261,497           266,073           371,850

CAPITALIZED SOFTWARE COSTS, net of accumulated
  amortization of $215,200, $171,051 and $1,131,458                   652,256           655,199           628,508

INTANGIBLE ASSETS, net                                              1,102,185             2,185             2,185

GOODWILL, net                                                         213,190              --                --
                                                                  -----------       -----------       -----------

               Total assets                                       $ 7,281,332       $ 7,534,175       $ 1,692,117
                                                                  ===========       ===========       ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                                $ 1,162,142       $   303,885       $   142,487
  Accrued expenses                                                    530,458           487,921           355,125
  Line of credit                                                         --                --              23,705
  Notes payable                                                        41,967              --                --
  Deferred revenues                                                   229,197           372,000           418,827
  Current portion of long-term debt                                      --                --             132,578
  Current portion of obligations under capital leases                   1,633             4,309            10,705
                                                                  -----------       -----------       -----------
               Total current liabilities                            1,965,397         1,168,115         1,083,427

OBLIGATIONS UNDER CAPITAL LEASES, net of current portion                 --                --               4,309
                                                                  -----------       -----------       -----------

               Total liabilities                                    1,965,397         1,168,115         1,087,736
                                                                  -----------       -----------       -----------

STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 20,000,000 shares
   authorized, 3,753,426; 3,449,112 and 3,191,368 issued and           37,535            34,492            31,946
outstanding
  Additional paid-in capital                                        9,919,161         9,124,178         9,070,865
  Unearned ESOP shares                                                   --                --            (135,417)
  Other comprehensive income                                        1,539,405         2,658,825              --
  Accumulated deficit                                              (6,180,166)       (5,451,435)       (8,363,013)
                                                                  -----------       -----------       -----------
               Total stockholders' equity                           5,315,935         6,366,060           604,381
                                                                  -----------       -----------       -----------

               Total liabilities and stockholders' equity         $ 7,281,332       $ 7,534,175       $ 1,692,117
                                                                  ===========       ===========       ===========

      The accompanying notes are an integral part of these balance sheets.

                                 TIMELINE, INC.
                            STATEMENTS OF OPERATIONS


                                                    3 Months        3 Months          Fiscal Year       Fiscal Year
                                                     Ended            Ended              Ended             Ended
                                                    June 30,         June 30,          March 31,         March 31,
                                                      2000             1999              2000              1999
                                                  -----------       -----------       -----------       -----------
                                                  (Unaudited)       (Unaudited)
REVENUE
  Software license                                $   112,391       $ 5,076,656       $ 6,329,477       $ 1,793,526
  Software development                                   --                --              49,340            41,163
  Maintenance                                         154,262           205,069           833,361           854,290
  Consulting                                           78,158           206,519           733,741           712,585
                                                  -----------       -----------       -----------       -----------

           Total revenues                             344,811         5,488,244         7,945,919         3,401,564
                                                  -----------       -----------       -----------       -----------

COST OF REVENUES                                      178,439           390,537         1,156,204           941,857
                                                  -----------       -----------       -----------       -----------

           Gross profit                               166,372         5,097,707         6,789,715         2,459,707
                                                  -----------       -----------       -----------       -----------

OPERATING EXPENSES:
  Sales and marketing                                 234,338           246,200           617,435           598,946
  General and administrative                          571,420           719,446         2,364,998         1,328,715
  Research and development                            321,477           307,180         1,161,476           656,798
  Depreciation and amortization                        47,100            48,000           182,274           196,239
                                                  -----------       -----------       -----------       -----------

           Total operating expenses                 1,174,335         1,320,826         4,326,183         2,780,698
                                                  -----------       -----------       -----------       -----------
           Gain (loss) from operations             (1,007,963)        3,776,881         2,463,532          (320,991)
                                                  -----------       -----------       -----------       -----------

OTHER INCOME (EXPENSE):
  Gain on securities                                  273,641              --             391,150              --
  Interest expense and other                           (4,508)           (8,051)          (32,649)          (57,010)
  Interest income and other                            10,099               961           145,052            11,990
                                                  -----------       -----------       -----------       -----------

           Total other income (expense)               279,232            (7,090)          503,553           (45,020)
                                                  -----------       -----------       -----------       -----------

           Income (loss) before income taxes         (728,731)        3,769,791         2,967,085          (366,011)

           Income tax provision                          --                --             (55,507)             --
                                                  -----------       -----------       -----------       -----------

           Net income (loss)                      $  (728,731)      $ 3,769,791       $ 2,911,578       $  (366,011)
                                                  ===========       ===========       ===========       ===========

BASIC NET INCOME (LOSS) PER COMMON AND
  COMMON EQUIVALENT SHARE                         $     (0.21)      $      1.19       $      0.89       $     (0.12)
                                                  ===========       ===========       ===========       ===========

DILUTED NET INCOME (LOSS) PER COMMON
  AND COMMON EQUIVALENT SHARES                    $     (0.21)      $      1.17       $      0.83       $     (0.12)
                                                  ===========       ===========       ===========       ===========

SHARES USED IN CALCULATION OF BASIC
  EARNINGS PER SHARE                                3,449,612         3,159,432         3,274,673         3,152,834
                                                  ===========       ===========       ===========       ===========

SHARES USED IN CALCULATION OF DILUTED
  EARNINGS PER SHARE                                3,449,612         3,221,099         3,524,273         3,152,834
                                                  ===========       ===========       ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                                 TIMELINE, INC.

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                    Common Stock           Additional    Unearned        Other
                              -------------------------     Paid-in        ESOP       Comprehensive   Accumulated
                                Shares        Amount        Capital       Shares         Income         Deficit       Total
                              -----------   -----------   -----------   -----------   -------------   -----------   -----------
BALANCE, March 31, 1998         3,214,622   $    32,147   $ 9,205,706   $  (270,833)   $      --      $(7,997,002)  $   970,018

  Net loss                           --            --            --            --             --         (366,011)     (366,011)
  Exercise of common stock
    options                           556            37           337          --             --             --             374
  Retirement of ESOP shares       (23,810)         (238)     (135,178)      135,416           --             --            --
                              -----------   -----------   -----------   -----------    -----------    -----------   -----------

BALANCE, March 31, 1999         3,191,368   $    31,946   $ 9,070,865   $  (135,417)   $      --      $(8,363,013)  $   604,381

  Net income                         --            --            --            --             --        2,911,578     2,911,578
  Exercise of common stock
    options                       339,995         3,369       306,431          --             --             --         309,800
  Retirement of ESOP shares        (7,251)          (73)     (106,212)      135,417           --             --          29,132
  Stock based compensation           --            --         152,344          --             --             --         152,344
  Unrealized gain on
    available for sale
    securities                       --            --            --            --        2,658,825           --       2,658,825
  Repurchase of common stock      (75,000)         (750)     (299,250)         --             --             --        (300,000)
                              -----------   -----------   -----------   -----------    -----------    -----------   -----------

BALANCE, March 31, 2000         3,449,112   $    34,492   $ 9,124,178   $      --      $ 2,658,825    $(5,451,435)  $ 6,366,060
  Net loss                           --            --            --            --             --         (728,731)     (728,731)
  Exercise of common stock
    options                           500             5           496          --             --             --             501
  Unrealized loss on
    available for sale
    securities                       --            --            --            --       (1,119,420)          --      (1,119,420)
  Common stock issued for
    AFL acquisition               303,814         3,038       794,487          --             --             --         797,525
                              -----------   -----------   -----------   -----------    -----------    -----------   -----------
  BALANCE, June 30, 2000
    (unaudited)                 3,753,426   $    37,535   $ 9,919,161   $      --      $ 1,539,405    $(6,180,166)  $ 5,315,935
                              ===========   ===========   ===========   ===========    ===========    ===========   ===========



   The accompanying notes are an integral part of these financial statements.

                                 TIMELINE, INC.
                            STATEMENTS OF CASH FLOWS


                                                        3 Months         3 Months        Fiscal Year      Fiscal Year
                                                          Ended            Ended            Ended            Ended
                                                        June 30,          June 30,        March 31,        March 31,
                                                          2000              1999            2000             1999
                                                       -----------      -----------      -----------      -----------
                                                       (Unaudited)      (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income                                       (728,731)       3,769,791      $ 2,911,578      $  (366,011)
  Adjustments to reconcile net income (loss) to
    net cash Used in operating activities:
    Depreciation and amortization                           91,250          203,085          576,328          464,359
    Loss on disposal of property and equipment                --              2,500            8,846              711
    Non-cash compensation expense                             --               --            152,344             --
    ESOP contribution compensation expense                    --             29,132           29,132             --
    Gain on sale of securities                            (372,353)            --               --               --
    Changes in operating assets and liabilities:
      Accounts receivable                                   91,008          198,114          111,279          812,489
      Prepaid expenses and other                             2,921           (1,140)         (12,968)         119,345
      Accounts payable                                    (122,648)         (49,395)         161,398         (147,403)
      Accrued expenses and other                           101,090              316          (37,204)         (90,305)
      Deferred revenues                                   (142,803)          37,950          (46,827)         (41,364)
      Other noncurrent assets                                 --               --               --             18,887
                                                       -----------      -----------      -----------      -----------
         Net cash (used in) provided by operating
           activities                                   (1,080,266)       4,114,452        3,853,906          770,708
                                                       -----------      -----------      -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash acquired in Analyst Financials Ltd.
    Acquisition                                             29,056             --               --               --
  Purchase of property and equipment                       (18,954)         (13,261)         (79,172)         (78,633)
  Investment in capitalized software and
    development costs                                      (41,208)         (30,857)         (301,915)        (424,132)
  Purchase of short-term investments                      (586,150)      (3,799,551)      (2,875,697)            --
  Proceeds from sale of short-term investments             933,600             --            788,265             --
  Issuance of note receivable                                 (930)         (88,786)
  Proceeds from note receivable                               --               --             13,051          161,297
                                                       -----------      -----------      -----------      -----------
         Net cash provided by (used in) investing
           activities                                      315,414       (3,932,455)      (2,455,468)        (341,468)
                                                       -----------      -----------      -----------      -----------

                            (continued on next page)

                                 TIMELINE, INC.
                            STATEMENTS OF CASH FLOWS
                                   (continued)


                                                        3 Months         3 Months        Fiscal Year      Fiscal Year
                                                          Ended            Ended            Ended            Ended
                                                        June 30,          June 30,        March 31,        March 31,
                                                          2000              1999            2000             1999
                                                       -----------      -----------      -----------      -----------
                                                       (Unaudited)      (Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on capital lease obligations                     (2,676)          (2,676)         (10,705)         (10,706)
  Borrowings under line of credit                             --            287,012          287,012          134,155
  Repayments under line of credit                             --           (278,915)        (310,717)        (257,322)
  Payments on notes payable                                 (1,861)        (132,578)        (132,578)        (295,310)
  Retirement of shares/treasury stock                         --               --           (130,000)            --
  Sales of common stock and exercise of stock
    options                                                    500            1,940          309,800              374
                                                       -----------      -----------      -----------      -----------
         Net cash (used in) provided by financing
            activities                                      (4,037)        (125,217)          12,812         (428,809)
                                                       -----------      -----------      -----------      -----------

NET CHANGE IN CASH AND CASH EQUIVALENTS
                                                          (768,889)          56,780        1,411,250              431
CASH AND CASH EQUIVALENTS, beginning of year             1,470,703           59,453           59,453           59,022
                                                       -----------      -----------      -----------      -----------

CASH AND CASH EQUIVALENTS, end of year                 $   701,814      $   116,233      $ 1,470,703      $    59,453
                                                       ===========      ===========      ===========      ===========

SUPPLEMENTAL CASH AND NONCASH DISCLOSURES:
  Cash paid for interest                               $     4,508           11,886      $    28,708      $    56,510
Non-cash transactions:
  Equity consideration for Analyst Financials Ltd.
    Acquisition                                            797,525             --               --               --
  Unrealized gain on available for sale securities       1,119,420             --          2,658,825             --
  Offset of accounts receivable for capitalized
    software                                                  --               --            125,000             --
  Retirement of unallocated ESOP shares                       --               --            104,167          135,416
  Repurchase of common stock for restricted
    investment                                                --               --            170,000             --
  Prepaid asset financed through accounts payable             --               --               --             81,852

   The accompanying notes are an integral part of these financial statements.

                          NOTES TO FINANCIAL STATEMENTS


            (Information as of and for the three month periods ended
                      June 30, 2000 and 1999 is unaudited)

1.  THE COMPANY:

Organization

    The accompanying financial statements are for Timeline, Inc. (the Company). The Company develops, markets and supports enterprise-wide financial management, budgeting and reporting software. Timeline's software products automatically access and distribute business information with full accounting control.

Operations

    As of March 31, 2000, the Company had an excess of current assets over current liabilities of $5,442,603 and had an accumulated deficit of $(5,451,435), with total stockholders' equity of $6,366,060. Management is in the process of evaluating alternatives for raising additional funds and improving results of operations. These alternatives potentially include the continued licensing or sale of part of its patented software, agreements with distribution partners to market the Company's products and entering into additional debt agreements. If these alternatives are unsuccessful, the Company would need to implement a plan to reduce costs substantially until sales from operations generate sufficient cash flows to continue to fund operations and development.*

INTERIM CONSOLIDATED FINANCIAL INFORMATION

    The accompanying consolidated financial statements of the Company as of and for the three-month periods ended June 30, 2000 and 1999 are unaudited. In the opinion of the Company's management, these unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to state fairly the financial information set forth therein. Results of operations for the three-month periods ended June 30, 2000 and 1999 are not necessarily indicative of future financial results.

    On June 30, 2000, the Company acquired the assets and liabilities of Analyst Financial Ltd. (AFL), a United Kingdom company (the AFL Acquisition) (See Note
12). AFL is a wholly-owned subsidiary of the Company. The accompanying unaudited consolidated balance sheet as of June 30, 2000 includes the accounts of AFL. All intercompany balances have been eliminated in consolidation.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation

    These financial statements have been prepared in accordance with accounting principles generally accepted in United States and assuming that the Company will continue as a going concern. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Actual results could differ from these estimates.* Other significant accounting policies are summarized in the following paragraphs.

Cash and Cash Equivalents

    The Company considers all highly liquid investments with a purchased maturity of three months or less to be cash equivalents. Cash equivalents are valued at cost, which approximates fair value due to the short-term nature of these investments.

Marketable Securities

    Marketable securities consist of both equities and debt instruments, the majority of which are under the management of PaineWebber, Inc. and its affiliate. The Company actively buys and sells individual securities in this account and has classified these securities as Trading under the provisions of Statement of Financial Accounting Standards 115. Consistent with the provisions of that statement, the Company has recorded these investments at their fair market value in the accompanying balance sheet. The Company realized gains of $185,147 on sales of these securities during fiscal 2000. This amount is included as a component of the gain on securities in the accompanying statement of operations. In addition, the Company recognized unrealized gains of $56,828 in fiscal 2000 resulting from the appreciation of these securities fair market values. This amount is included in the accompanying statement of operations.

Property and Equipment

    Property and equipment are stated at historical cost. Improvements and replacements are capitalized. Maintenance and repairs are expensed when incurred. The provision for depreciation is determined by the straight-line method, which allocates the cost of property and equipment additions, including capital leases, over the shorter of the lease period or their estimated useful lives of three to seven years.

Capitalized Software Costs and Research and Development Costs

    The Company capitalizes certain internally generated software development costs, which consist primarily of salaries, in accordance with Statement of Financial Accounting Standards No. 86. Amounts capitalized relate to software development costs incurred after the technological feasibility of a product line has been established. Amortization is recognized using the straight-line method over the products' estimated economic life of three years. Amortization starts when the product is available for general release to customers. During fiscal 2000 and 1999, the Company capitalized $426,915 and $424,131, respectively, of software development costs. The fiscal 2000 amount includes $125,000 of software that was acquired in a non-cash exchange for the offset of accounts receivable from a related party (see Note 11). Amortization expense for fiscal 2000 and 1999 was $400,225 and $268,120, respectively. The Company changed the estimated useful life of certain software products in fiscal 2000, which contributed to the large increase in amortization expense. This amortization is included in cost of revenues in the accompanying statements of operations.

    All research and development costs are expensed as incurred.

Revenue Recognition

    Revenue from software licenses is recognized upon shipment, provided no significant vendor obligations remain and collection of the resulting receivable is deemed probable. Software licenses sold for which there are still significant vendor obligations or right of return, are recorded as deferred revenue and are recognized as revenue upon the fulfillment of the obligation or lapse of the return period. Software licenses typically include a three-month warranty period. The revenues attributable to the warranty are recognized ratably over the warranty period.

    The Company enters into post-contract customer-support maintenance agreements, which are renewable annually. Revenue from these maintenance agreements is recognized ratably over the maintenance period.

    The Company also enters into separately priced consulting agreements with its customers to provide installation, training and other consulting services. These agreements are generally priced on a time and materials basis and revenues are recognized as the services are performed. The nature of the services does not significantly alter the licensed software.

Net Income (Loss) per Common Share

    The Company adopted Statement of Financial Accounting Standard No. 128, "Earnings per Share," effective December 15, 1998. Basic net income (loss) per share is the net income (loss) divided by the average number of shares outstanding during the year. Diluted net income (loss) per share is calculated as the net income (loss) divided by the sum of the average number of shares outstanding during the year plus the net additional shares that would have been issued had all dilutive options been exercised, less shares that would be repurchased with the proceeds from such exercise (Treasury Stock Method). During fiscal year 1999, the effect of including outstanding options is antidilutive, therefore, options have been excluded from the calculation of diluted net loss per share. Furthermore, shares in the Employee Stock Ownership Plan, which were not committed to be released to plan participants as of each year-end, are not considered outstanding for the earnings per share calculation.

    The computation of diluted net income (loss) per common and common equivalent share is as follows for the years ended March 31:

                                                                              Years Ended
                                                                               March 31,
                                                                        2000             1999
                                                                     -----------      -----------
Net income (loss)                                                    $ 2,911,578      $  (366,011)
                                                                     -----------      -----------

Weighted average common shares outstanding                             3,274,673        3,152,834
Plus:  dilutive options and warrants                                     577,926             --
Less:  shares assumed repurchased with proceeds from exercise           (328,326)            --
                                                                     -----------      -----------

Weighted average common and common equivalent shares outstanding       3,524,273        3,152,834
                                                                     -----------      -----------

Diluted net income (loss) per common and common equivalent share     $       .83      $      (.12)
                                                                     ===========      ===========

The calculation of diluted net income (loss) per common and common equivalent share does not include 41,025 and 1,964,911 options and warrants in 2000 and 1999, respectively, as they are antidilutive.

    The computation of diluted net income (loss) per common and common equivalent share is as follows for the three-month periods ended June 30, 2000 and 1999 (Unaudited):

                                                                      Three Months Ended
                                                                           June 30,
                                                                    2000             1999
                                                                 -----------      -----------
Net income (loss)                                                $  (728,731)     $ 3,769,791
                                                                 -----------      -----------

Weighted average common shares outstanding                         3,449,612        3,159,432
Plus: dilutive options and warrants                                     --            781,822
Less: shares assumed repurchased with proceeds from exercise            --           (720,155)
                                                                 -----------      -----------
Weighted average common and common equivalent shares
    outstanding                                                    3,449,612        3,221,099
                                                                 ===========      ===========

Diluted net income (loss) per common and common equivalent
    share                                                        $     (0.21)     $      1.17
                                                                 ===========      ===========

The calculation of diluted net income (loss) per common and common equivalent share does not include 668,314 and 86,681 options and warrants in 2000 and 1999, respectively, as they are antidilutive.

                                RECLASSIFICATIONS

    Certain reclassifications have been made to the prior period financial statements to conform them to the current period's presentation.

3.  RESTRICTED INVESTMENTS:

    In September 1999, the Company settled a patent infringement lawsuit filed against Broadbase Software, Inc. (Broadbase) in the U.S. Federal District Court for Western Washington. Under the agreement reached between the parties, Broadbase has licensed the Timeline technology covered under U.S. Patent Nos. 5,802,511, 6,023,694 and 6,026,392 for a license fee of $602,000, of which
$210,000 was cash and the remainder was restricted stock. An additional $40,000 in cash was received from Broadbase and was recorded as other income. The 80,000 shares of Broadbase restricted common stock was recorded at a value of $4.90 per share as of the date of the licensing agreement. The Company is unable to transfer ownership of this common stock for a period of one year from the date of the licensing agreement. The Company has committed to transfer 4,250 shares to certain shareholders in connection with the repurchase of the Company's common stock (see Note 11). Additionally, the Company has classified the stock to be transferred as securities held for others.

In June, 2000, the Company sold 15,000 shares of Broadbase common stock to their investment broker at a price of $30.24 per share. In connection with this transaction the Company recognized the unrealized gain of $380,100 on these shares. This amount is included as a component of the gain on securities in the accompanying statement of operations.

The total value of noncommitted Broadbase restricted common stock at March 31, 2000 and June 30, 2000 was $3,030,000 and $1,837,080, respectively. The unrealized gain on this stock at March 31, 2000 and June 30, 2000 of $2,658,825 and $1,539,405, respectively, is included in other comprehensive income in the accompanying balance sheet. Broadbase completed a two-for-one stock split on April 10, 2000. All per share amounts have been adjusted to reflect this stock split.

4.  MAJOR CUSTOMERS:

    During fiscal 2000, one customer comprised approximately 63% of the Company's total revenue. During 1999, two customers comprised approximately 28% and 14% of the Company's total revenue. At March 31, 2000, approximately 23% and 11%, of the accounts receivable balance was due from the Company's two largest customers. At March 31, 1999, approximately 32%, 14% and 12% of the accounts receivable balance was due from the Company's three largest customers.

5.  PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following at March 31:

                                                      2000             1999
                                                   -----------      -----------
    Computer equipment                             $ 1,625,052      $ 1,553,018
    Office equipment                                   435,332          443,429
                                                   -----------      -----------

                                                     2,060,384        1,996,447
               Less -- accumulated depreciation     (1,794,311)      (1,624,597)
                                                   -----------      -----------

               Total property and equipment        $   266,073      $   371,850
                                                   ===========      ===========

6.  FINANCING ARRANGEMENTS:

Line of Credit

    In May 1997, the Company entered into a line of credit agreement with its primary lender. Under the agreement, the Company may sell receivables with recourse in an amount up to $500,000. Interest on the line of credit is calculated at 2.50% of the average monthly balance plus a 1% administration fee. At March 31, 2000 and 1999, $0 and $23,705 was outstanding under this agreement, respectively.

Secured Promissory Note

    During May 1997, the Company borrowed $150,000 under a secured promissory note agreement. The note was secured by certain property and equipment and bore interest at 22.5%. At March 31, 1999, $28,411 was outstanding under this agreement. This amount was paid in full during fiscal 2000.

Employee Stock Ownership Plan

    During March 1996, the Company established an Employee Stock Ownership Plan
(ESOP) that covers substantially all U.S. employees. The Company registered and sold 95,200 shares of common stock to the ESOP. Financing for the purchase was provided by a $500,000 bank loan which was a direct obligation of the Company's Employee Stock Ownership Trust (the Trust) and was secured by a pledge of the shares purchased and was guaranteed by the Company and the chief executive officer.

    Funds for payment of the note principal and interest were obtained by the ESOP from employee contributions and a Company match as well as Company advances to the ESOP. The outstanding balance of $0 and $104,167 at March 31, 2000 and 1999, respectively, on the ESOP note is included as a liability on the balance sheet. The Company has recorded the cost of unallocated shares as unearned ESOP shares. During 2000 and 1999, the Company applied $104,167 and $135,416, respectively, of its prepayments to the ESOP to repurchase and retire 7,251 and 23,810 shares, respectively, of its common stock. In addition, during fiscal 2000, the Company contributed $100,000 in cash to the ESOP. No cash contribution was made in fiscal 1999.

    The ESOP note bore interest at the prime rate plus 2% (10.5% at March 31, 1999).

7.  FEDERAL INCOME TAXES:

    Federal income taxes are determined using an asset and liability approach.

    The Company has determined that the deferred tax assets do not satisfy the recognition criteria set forth in SFAS No. 109. Accordingly, a valuation allowance has been recorded against the applicable deferred tax assets and therefore no tax benefit has been recorded in the accompanying statement of operations. The Company's deferred tax assets (liabilities) as of March 31 are as follows:

                                           2000             1999
                                        -----------      -----------
Net operating loss carryforward         $ 1,042,000      $ 2,008,000
Research and experimentation credit         800,000          800,000
Deferred revenues                           126,000          142,000
Capitalized software costs                 (223,000)        (214,000)
Other                                        45,000           70,000
                                        -----------      -----------

                                          1,790,000        2,806,000

Less -- valuation allowance              (1,790,000)      (2,806,000)
                                        -----------      -----------

    Net deferred tax assets             $      --        $      --
                                        ===========      ===========

    The net operating loss carryforwards and research and experimentation credit carryforwards expire through 2018.

    The valuation allowance decreased by $1,016,000 during the year ended March 31, 2000 and decreased by $83,000 during 1999.

    In connection with the initial public offering, the Company experienced a significant change in ownership, which limits the amount of previously generated net operating loss carryforwards and research and experimentation credits of $1,753,000 and $221,000, respectively, which may be used in any given year to approximately $300,000.

    The provisions for income taxes attributable to continuing operations are as follows:

                                                          2000            1999
                                                        --------        --------
Current                                                 $ 55,507        $   --
Deferred                                                    --              --
                                                        --------        --------

      Total provision                                   $ 55,507        $   --
                                                        ========        ========

        Reconciliation of the United States statutory rate to the effective tax rates attributable to continuing operations follows:

                                                            2000        1999
                                                          --------    --------
Federal income tax expense (benefit) at U.S. statutory
   rates                                                      34.0%      (34.0)%
Non-deductible expenses                                        0.2%        1.1%
Alternative Minimum Taxes                                      1.9%          -%

(Decrease) Increase in deferred tax valuation allowance      (34.2)%      32.9%
                                                          --------    --------

Provision for income taxes                                     1.9%          -%
                                                          ========    ========

8.  401(k) SAVINGS AND PROFIT SHARING PLAN:

    All employees of the Company over 21 years of age have the option of participating in a company-sponsored 401(k) savings and profit sharing plan. Employees can contribute up to 20% of their gross pay subject to statutory maximums. At its discretion, the Company may make contributions to the plan based on a percentage of participants' contributions. Employer contributions vest over a period of six years. The Company made contributions of $17,424 and $4,025 to the plan during the years ended March 31, 2000 and 1999, respectively.

9.  COMMITMENTS AND CONTINGENCIES:

Litigation

    In March 1999, the Company filed an action in the U.S. Federal District Court for Western Washington against Sagent Technologies, Inc., seeking monetary damages and an injunction from further unauthorized licensing of certain products that the Company believes infringe on its patent rights under U.S. Patent Nos. 5,802,511, 6,023,694 and 6,026,392. The litigation process is in the discovery phase, and the trial is set for January 2001.

    In July 1999, the Company was served a complaint by Microsoft Corporation in the Superior Court of Washington for King County alleging breach of contract regarding a Patent License Agreement signed by both companies in June 1999. The Company believes the claims made by Microsoft have no merit and intends to vigorously defend itself in this lawsuit.* This litigation process is in the discovery phase, and the trial is set for October 2000.

    From time to time, the Company may pursue litigation against other third parties to enforce or protect its rights under these patents or its intellectual property rights generally.*

Leases

    The Company has entered into noncancelable lease agreements involving equipment and office space. The following is a schedule of future minimum lease payments under both capital and operating leases as of March 31, 2000:

                                                        Capital          Operating
                                                       ----------       -----------
2001                                                   $    5,141       $  263,298
2002                                                         --            356,059
2003                                                         --            376,691
2004                                                         --            385,001
                                                       ----------       ----------

    Total minimum lease payments                            5,141       $1,381,049
                                                                        ==========

Less - amount representing interest and tax costs            (832)
                                                       ----------

Present value of net minimum lease payments -
  all current                                          $    4,309
                                                       ==========

Rent expense amounted to $241,269 and $246,303 for the years ended March 31, 2000 and 1999, respectively.

10.  STOCKHOLDERS' EQUITY:

Stock Options and Warrants

    The Company has a 1994 Stock Option Plan (the "1994 Plan") and a Directors' Nonqualified Stock Option Plan (the "Directors' Plan"). An aggregate of 475,000 shares of common stock are collectively reserved for issuance upon exercise of options granted to the Company's employees, directors and consultants under the 1994 Plan and the Directors' Plan (collectively, the "Stock Option Plans") and 151,125 are available for grant as of March 31, 2000. The exercise price of any options to be granted is equal to or greater than the fair market value of the common stock at the date of grant. The Company also has a 1993 Stock Option Plan (the "Old Plan"). A total of 132,000 shares of common stock have been reserved for issuance under the Old Plan. At March 31, 2000, the Company had granted options to purchase 255,273 shares of common stock, including those described in the following paragraphs, which are not part of these option plans. As of March 31, 2000, no further option grants are available under the Old Plan. Options under these plans generally vest ratably over three- or four-year periods. The term of the options is for a period of 10 years or less. Options automatically expire 90 days after termination of employment.

    In November 1997, the Company granted a performance-based stock option to the President and CEO to purchase 75,000 shares of common stock at an exercise price of $1.00 per share. One half of the shares under this option vested when the Company's common stock closed trading at a price of $2.00 per share for a period of 10 consecutive days, and the remaining one-half of the shares under this option vested when the Company's common stock closed trading at a price of $3.00 per share for a period of 10 consecutive days. This option vested in full during fiscal 2000, and the Company recognized a total of $152,344 in non-cash compensation expense.

    In February 1999, the Company granted a second performance-based stock option to the President and CEO to purchase 50,000 shares of common stock at an exercise price of $1.00 per share. This option will vest in full when the Company's common stock closes trading at a price of $5.00 or more per share for a period of 10 consecutive days. In any event, this option will vest, if not otherwise vested, seven years from the date of grant provided that this individual is then employed by the Company. This option had not vested as of March 31, 2000.

    In November 1999, the Company granted a third performance-based stock option to the President and CEO to purchase 50,000 shares of common stock at an exercise price of $1.875 per share. This option will vest in full when the Company's common stock closes trading at a price of $5.00 or more per share for a period of 10 consecutive days. In any event, this option will vest, if not otherwise vested, seven years from the date of grant provided that this individual is then employed by the Company. This option had not vested as of March 31, 2000.

Options outstanding as of each period are as follows:

                                                       Weighted
                                                        Average
                                        Number of      Exercise
                                         Options        Price
                                        ---------      --------
Balance, March 31, 1998                  484,611       $   1.68
   Granted                               172,500           1.23
   Exercised                              (5,000)          1.00
   Canceled                              (44,200)          2.35
                                        --------       --------

Balance, March 31, 1999                  607,911       $   1.50
   Granted                               108,500           1.41
   Exercised                             (39,322)           .23
   Canceled                              (60,275)          2.72
                                        --------       --------

Balance, March 31, 2000                  616,814       $   1.46
   Granted                                25,000           2.28
   Exercised                              (3,000)          1.00
   Canceled                               (6,750)          1.16
                                        --------       --------

Balance, June 30, 2000 (Unaudited)       632,064       $   1.50
                                        ========       ========

    The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). Accordingly, no compensation cost has been recognized for stock options issued at market value on the date of grant. Had compensation cost for the Company's stock option plans been determined based on the fair value of the options at the grant date for awards in 2000 and 1999, consistent with the provisions of SFAS No. 123, the Company's net income (loss) and net income (loss) per common share would have been increased to the pro forma amounts indicated below:

                                                         2000            1999
                                                      ----------      ----------
Net income (loss) - as reported                       $2,911,578      $ (366,011)
Net income (loss) - pro forma                          2,831,799        (466,352)
Basic net income (loss) per common share - as
  reported                                                   .89            (.12)
Basic net income (loss) per common share - pro
  forma                                                      .86            (.15)
Diluted net income (loss) per common share - as
  reported                                                   .83            (.12)
Diluted net income (loss) per common share - pro
  forma                                                      .80            (.15)

    The fair value of each option grant is established on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants during 2000 and 1999: zero dividend yield; expected volatility of 97% and 102%, respectively; risk-free interest rates varying by grant date between 6.00% and 6.38%; and expected lives of five years. Because the SFAS No. 123 method of accounting has not been applied to options granted prior to April 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. The weighted-average grant date fair value of options granted during fiscal 2000 and 1999, was $.99 and $.76, respectively.

    In connection with its initial public offering, the Company issued warrants to purchase 1,000,000 shares of common stock for $6.25 per share, subject to adjustment. These warrants expired on January 18, 2000.

    In March 1998, the Company sold warrants to purchase 300,000 shares of common stock at an exercise price of $1.00 per share. These warrants were sold for $100,000 in connection with a software development agreement. In February 2000, these warrants were exercised in full.

    In September 1998 and March 1999, the Company issued warrants to purchase 21,000 and 21,000 shares of common stock, respectively, with an exercise price of $1.00 per share, to outside consultants in exchange for services rendered. These warrants have a term of 5 years.

    Information relating to stock options outstanding and stock options exercisable at March 31, 1999 is as follows:

                                             Options Outstanding              Options Exercisable
                                     ------------------------------------   -----------------------
                                                  Weighted
                                                   Average      Weighted                  Weighted
                                                  Remaining     Average                   Average
                                       Number      Life in      Exercise      Number      Exercise
   Range of Exercise Prices          of Shares      Years        Price      of Shares      Price
-------------------------------      ---------    ---------    ----------   ---------    ----------
$.06 ..........................        32,322          3.4      $   .06       32,322      $   .06
$1.00-$2.19 ...................       511,104          8.1         1.22      263,104         1.22
$3.57-$6.75 ...................        73,388          5.1         3.70       73,388         3.70
                                      -------      -------      -------      -------      -------

Totals ........................       616,814          7.5      $  1.46      368,814      $  1.61
                                      =======      =======      =======      =======      =======

11.  RELATED PARTY TRANSACTIONS:

    The Company's transactions with related parties are as follows:

Analyst Financials

    In July, 1997, the Company sold a majority interest in its then wholly-owned subsidiary, Timeline Europe Ltd. (Analyst Financials). As a result, the Company's ownership interest in Analyst Financials was reduced to 12.5% and the Analyst Financials management team and certain outside investors obtained an 87.5% ownership interest in Analyst Financials.

    In connection with the sale of the majority interest in Analyst Financials, the Company and Analyst Financials executed a Distributorship Agreement and Source Code License which allowed Analyst Financials to distribute, enhance and maintain certain Timeline, Inc. software products in exchange for licensing fees and maintenance fees payable to the Company. The licensing fees are based on a percentage of revenues generated by Analyst Financials. During the term of this agreement, Analyst Financials has the right to market and license certain of the Company's products to the exclusion of the Company in Europe, the Middle East and Africa. The Company recorded revenues under this agreement of $226,207 and $183,872 in fiscal 2000 and 1999, respectively.

    In September, 1999, the Company purchased certain software source code from Analyst Financials. Timeline paid Analyst Financials $85,000 in cash and offset a receivable from Analyst Financials in the amount of $125,000. The offset of this receivable has been included as a non-cash transaction in the accompanying statement of cash flows.

Stock Exchange

    In March 2000, the Company entered into an agreement with two shareholders to reacquire 75,000 shares of its outstanding common stock. In exchange, the shareholders will receive 4,250 shares of Broadbase Software, Inc. common stock after the transfer restrictions lapse in September 2000. The shareholders also received a cash payment of $130,000 at the date of that agreement. As part of this transaction, the Company recognized the unrealized gain on the 4,250 shares of Broadbase common stock of $149,175. This amount is included as a component of the gain on sale of securities in the accompanying statement of operations. The Company has recorded a liability of $170,000, which represents the fair value of the shares to be transferred at the date of this agreement. This amount is included in accrued expenses in the accompanying Balance Sheet.

12.  SUBSEQUENT EVENT:

        On June 30, 2000, the Company acquired the assets and liabilities of Analyst Financial Ltd. (Analyst Financials), a United Kingdom company. Analyst Financials is a wholly-owned subsidiary responsible for the Company's operations throughout Europe, the Middle East and Africa. The total purchase consideration, including costs of approximately $20,000 to complete the acquisition, was approximately $1,862,419. The purchase consideration consisted of 303,814 shares of Timeline common stock with a total fair market value of $797,525, cash of $20,000 and the assumption of certain liabilities.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS TO WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS.

                                ----------------

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Available Information ...............................................       2
Prospectus Summary ..................................................       3
Risk Factors ........................................................       4
Use of Proceeds .....................................................      10
Selling Shareholders ................................................      10
Management's Discussion and Analysis
    of Financial Condition and
    Results of Operations ...........................................      11
Business ............................................................      17
Dividend Policy .....................................................      20
Management ..........................................................      20
Certain Transactions ................................................      23
Principal Shareholders ..............................................      24
Description of Securities ...........................................      25
Market for Common Equity and
    Related Shareholder Matters .....................................      26
Plan of Distribution ................................................      27
Legal Matters .......................................................      28
Experts .............................................................      28
Financial Statements ................................................      29

                                ----------------

UNTIL SEPTEMBER ___, 2000, ALL DEALERS EFFECTING TRANSACTION IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF THE DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS



                                 603,814 SHARES


                                 TIMELINE, INC.


                                  COMMON STOCK



                                ----------------

                                   PROSPECTUS

                                ----------------



                               September ___,2000

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 23B.08.320 of the Washington Business Corporation Act (the "WBCA") authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. The Company's Articles of Incorporation, as amended (the "Articles"), contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Company and its shareholders. Any amendment or repeal of such provisions may not adversely affect any right or protection of a director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

        Sections 23B.08.500 through 23B.08.600 of the WBCA authorize a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. Under the WBCA, a corporation has the power to indemnify a director or officer made a party to a proceeding, or advance or reimburse expenses incurred in a proceeding, under any circumstances, except that no such indemnification shall be allowed on account of: (i) acts or omissions of a director or officer finally adjudged to be intentional misconduct or a knowing violation of the law; (ii) conduct of a director or officer finally adjudged to be an unlawful distribution; or (iii) any transaction with respect to which it was finally adjudged that such director or officer personally received a benefit in money, property or services to which the director or officer was not legally entitled. Article 9 of the Company's Articles provides for indemnification of the Company's directors and officers, including those who serve at the request of the Company as trustees with respect to employee benefit plans, to the maximum extent permitted by Washington law.

        Directors and officers of the Company are covered by insurance (with certain exceptions and limitations) which indemnifies them against losses and liabilities arising from certain alleged "wrongful acts," including alleged errors or misstatements or misleading statements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.


ITEM 25:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following is an itemized statement of the estimated cost and expenses payable by the Company in connection with the sale of the common stock offered hereby:

        Securities and Exchange Commission filing fee.........          $   500
        Printing and engraving expenses.......................                0
        Accounting fees and expenses..........................            5,000
        Legal fees and expenses...............................           10,000
        Miscellaneous expenses................................            2,500
                                                                        -------
            Total.............................................          $18,000
                                                                        =======


ITEM 26:  RECENT SALES OF UNREGISTERED SECURITIES

        Effective June 30, 2000, Timeline acquired all of the outstanding equity of Analyst Financials Limited, the European distributor for our products. Upon completion of the transaction, Analyst Financials became a wholly-owned subsidiary of Timeline, responsible for Timeline's operations throughout Europe, the Middle East and Africa. Timeline completed the transaction on a stock-for-stock basis and issued 303,814 shares of its common stock to certain shareholders of Analyst Financials.

ITEM 27:  EXHIBITS


    Exhibit
    Number                                Description
----------------    ------------------------------------------------------------
   3.1 (1)          Articles of Incorporation, as amended and in effect

   3.2 (1)          Bylaws

   4.1 (1)          Specimen Common Stock Certificate

   5.1              Opinion of Cairncross & Hempelmann, P.S.

  10.1.A (1)        Amended and Restated 1993 Stock Option Plan

  10.1.B (1)        Form of Employee Stock Option Agreement

  10.2 (1)          1994 Stock Option Plan

  10.3 (1)          Directors' Nonqualified Stock Option Plan

  10.4 (2)          Employee Stock Ownership Plan

  10.5 (1) Common Stock Purchase Warrants issued in consideration of loans or loan guarantees:

  10.5A (1)            Warrant issued July 31, 1994 to Frederick W. Dean

  10.5B (1)            Warrant issued July 31, 1994 to Charles R. Osenbaugh

  10.5C (1)            Warrant issued July 31, 1994 to John W. Calahan

  10.6 (1) Form of Indemnification Agreement with directors and officers

  10.7 (1)          Form of Employee (Confidentiality) Agreement

  10.8 (1)          Form of License Agreement for Computer Application Software
                    (client/server)

  10.9 (1)          Form of License Agreement for Computer Application Software
                    (VAX-based)

  10.10 (1)         Form of Basic Service for Software Agreement

  10.11 (1)         Form of Value Added Reseller (Distribution) Agreement

  10.12 (1)         Solution Provider Agreement with Microsoft Corporation dated
                    September 23, 1994

  10.13A (4)        Lease Agreement dated September 8, 1995, as amended, with
                    G&W Investment Partners

  10.13B (5)        Amendment to Lease Agreement dated March 20, 1999, with G&W
                    Investment Partners

  10.13C (6)        Amendment to Lease Agreement dated March 10, 2000 with MONY
                    Life Insurance Company

  10.14 (3)         Form of Consulting Partners Agreement

  10.15 (5)         Patent License Agreement with Microsoft

  10.16 (5)         Amended and Restated Accounts Receivable Purchase Agreement
                    with Silicon Valley Bank

  21.1              Subsidiaries of Timeline, Inc

  23.1              Consent of Independent Public Accountants

  23.2              Consent of Cairncross & Hempelmann, P.S. (included in
                    Exhibit 5.1)

  24.1              Power of Attorney (included on signature page)

  27.1              Financial Data Schedule

  99.1 (7) Share Purchase Agreement, dated as of June 29, 2000, by and among Timeline, Inc. and each of the other shareholders of Analyst Financials Limited.

  99.2 (7)          Company press release dated July 19, 2000: "Timeline
                    Completes Purchase of Analyst Financials, its European
                    Distributor"


(1)     Incorporated herein by reference from Item 27 of Company's Form SB-2.

(2) Incorporated herein by reference from the Company's Registration Statement on Form S-8 filed on March 11, 1996.

(3) Incorporated herein by reference from Item 13 of Company's Form 10-KSB for the year ended March 31, 1995.

(4) Incorporated herein by reference from Item 13 of Company's Form 10-KSB for the year ended March 31, 1997.

(5) Incorporated herein by reference from Item 13 of Company's Form 10-KSB for the year ended March 31, 1999.

(6) Incorporated herein by reference from Item 13 of Company's Form 10-KSB for the year ended March 31, 2000.

(7) Incorporated herein by reference from Item 7 of the Company's Form 8-K filed on August 2, 2000.


ITEM 28:  UNDERTAKINGS

        The Company hereby undertakes to file with the Commission, during any period in which it offers or sells securities in reliance upon Rule 415 of the Securities Act, a post-effective amendment to this Registration Statement. Such post-effective amendment shall: (1) include any prospectus required under
Section 10(a)(3) of the Securities Act; (2) reflect in such prospectus any facts or events that exist which, individually or together, represent a fundamental change in the information contained in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (3) include any additional or changed material information on the plan of distribution. In addition, the Company hereby undertakes to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        For determining any liability under the Securities Act, the Company hereby undertakes to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on September 11, 2000.

                                     TIMELINE, INC.


                                     /s/ Charles Osenbaugh
                                     -------------------------------------------
                                     Charles Osenbaugh, Chief Executive Officer


                                POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Charles Osenbaugh as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 11, 2000.


                                     /s/ Charles Osenbaugh
                                     -------------------------------------------
                                     Charles Osenbaugh
                                     President, Chief Executive Officer,
                                     Chief Financial Officer and Director
                                     (principal executive officer,
                                     principal financial and accounting
                                     officer)

                                     /s/ Frederick W. Dean
                                     -------------------------------------------
                                     Frederick W. Dean
                                     Director, Executive Vice President of
                                     Operations

                                     /s/ Donald K. Babcock
                                     -------------------------------------------
                                     Donald K. Babcock
                                     Director

                                     /s/ Kent L. Johnson
                                     -------------------------------------------
                                     Kent L. Johnson
                                     Director